As filed with the Securities and Exchange Commission on June 29,
1998
                                   Registration No. 333-47879
-------------------------------------------------------------------------





                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                         Amendment No. 3
                               To
                            FORM S-1
                     REGISTRATION STATEMENT
                UNDER THE SECURITIES ACT OF 1933
                       -----------------

          Integrated Transportation Network Group Inc.
     (Exact Name of Registrant as Specified in its Charter)

     Delaware                                     7514
(State or other jurisdiction of    (Primary Standard Industrial
incorporation or organization)     Classification Code Number)

     13-3993618
  (I.R.S. Employer
 Identification Number)

                 575 Lexington Avenue, Suite 410
                    New York, New York 10022
                         (212) 572-9612

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

                   Corporation Service Company
                        1013 Centre Road
                Wilmington, Delaware  19805-1297
                   Telephone:  (800) 927-9800


(Name, address including zip code, and telephone number, including area code, of agent for service)

                          -----------------

                  Copies of Communications to:
                     Edward W. Kerson, Esq.
                       Proskauer Rose LLP
                          1585 Broadway
                  New York, New York 10036-8299
                         (212) 969-3290

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box.
[ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]_____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE

                                             Proposed maximum
Title of each class of        Amount to be   offering price
securities to be registered   registered     per unit(1)
___________________________   ____________   _________________

Common Stock, par value       7,623,000           $4.97
$.01 per share                shares

Proposed maximum aggregate
offering price(1)             Amount of registration fee
________________________      __________________________

$37,886,310                   $11,176.46


(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities
Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------------------------------------------------------------
----------------------------------------------------------


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (Subject to Completion)
Dated June 29, 1998

                        7,623,000 Shares

                    INTEGRATED TRANSPORTATION
                       NETWORK GROUP INC.

                          Common Stock

     Dawson Science Corporation ("Dawson"), upon the terms set forth in this prospectus, intends to distribute to its shareholders all the outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of its wholly-owned subsidiary, Integrated Transportation Network Group Inc. (the "Company"), on or about June 30, 1998. Each holder of record of shares of common stock, par value $.001 per share, of Dawson (the "Dawson Common Stock"), at the close of business on June 30, 1998, will receive, for each four shares of Dawson Common Stock, one share of Company Common Stock. In lieu of issuing a fractional share to a holder, the Company will round the number of shares issued to a holder to the next higher number of shares, or, at the Company's option, pay the holder an amount in cash equal to the product of that fraction and 400% of the average of the low bid prices of a share of Dawson Common Stock on the 20 trading days immediately preceding the distribution.

     Immediately before the distribution to Dawson's shareholders, Dawson will transfer to the Company all its assets, including all its interest in Shenzhen Jinzhenghua Transport Industrial Development Co., Ltd, and the Company will assume, and agree to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's disclosed liabilities and obligations.

     Promptly following the distribution to Dawson's shareholders, Dawson will seek to be dissolved.

     See "The Reorganization."

     All the assets and operations of the Company will be located in China, and, as a consequence, the Company will be exposed to risks particularly associated with doing business in China. See
"Risk Factors - Risks Relating to China".

     Immediately after the distribution to Dawson's shareholders, Wu Zhi Jian ("Mr. Wu"), the chairman of the board, members of his immediate family and certain officers and directors of the Company will beneficially own 36.0% of the outstanding shares of Company Common Stock. As a consequence, Mr. Wu and such other parties will be able to exercise substantial control in the election of the Company's directors and all other material decisions relating to the Company. See "Risk Factors -- Control by Mr. Wu and Certain Other Persons".

     Prior to the distribution to Dawson's shareholders, there has been no public market for the Company Common Stock, and there can be no assurance an active market for the Company Common Stock will develop or, if it develops, will continue. Application will be made to list the Company Common Stock on the NASDAQ National Market System ("NMS")under the symbol "ITN". However, there can be no assurance the Company Common Stock will be approved for listing on NMS or elsewhere. See "Risk Factors - Limited Market; Volatility of Share Price".

                      -----------------




          The Company Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                      -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Dated June 29, 1998


                        TABLE OF CONTENTS
                                                             Page

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . .3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .5
The Reorganization. . . . . . . . . . . . . . . . . . . . . . 10
Enforceability of Civil Remedies. . . . . . . . . . . . . . . 11
Market for the Common Stock . . . . . . . . . . . . . . . . . 12
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . 12
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . 13
Selected Consolidated Financial Data. . . . . . . . . . . . . 14
Management's Discussion and Analysis of Financial
     Condition and Results of Operations. . . . . . . . . . . 15
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Management. . . . . . . . . . . . . . . . . . . . . . . . . . 31
Certain Relationships and Related Transactions. . . . . . . . 33
Principal Shareholders. . . . . . . . . . . . . . . . . . . . 34
Shares Eligible for Future Sale . . . . . . . . . . . . . . . 35
Description of Capital Stock. . . . . . . . . . . . . . . . . 35
Taxation. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
Validity of Shares. . . . . . . . . . . . . . . . . . . . . . 46
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
Available Information . . . . . . . . . . . . . . . . . . . . 47
Index to Consolidated Financial Statements. . . . . . . . . .F-1
               __________________________________

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

     Until September 30, 1998, all dealers effecting transactions in the Company Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     The Company intends to furnish holders of the Company Common
Stock annual reports that include audited consolidated financial statements, and may furnish them quarterly financial reports for each of the first three quarters that contain unaudited consolidated financial statements.

               ----------------------------------


                     PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes to the financial statements appearing elsewhere in this prospectus, including information under "Risk Factors". Except as otherwise noted, all information in this prospectus assumes that (a) the transfer by Dawson Science Corporation to Integrated Transportation Network Group Inc. (the "Company") of all its assets, and the assumption by the Company of all Dawson Science Corporation's disclosed liabilities, has been effected, (b) the aggregate number of shares of Company Common Stock distributed in the Reorganization (as defined below) is 7,596,936 and (c) the aggregate number of shares of Company Common Stock issuable by the Company upon exercise or conversion of options, warrants and convertible securities is 470,000. Unless the context otherwise indicates, all references to the "Company" refer collectively to Integrated Transportation Network Group Inc. and its predecessors and subsidiaries. All monetary amounts in this prospectus are presented in United States dollars, and the financial statements in this prospectus have been prepared in accordance with United States generally accepted accounting principles.

                   -------------------------


                         The Company

     The Company, through its 92%-owned subsidiary, Shenzhen Jinzhenghua Transport Industrial Development Co., Ltd. ("Jinzhenghua Transport"), primarily operates a group of transportation related businesses (the "Transportation Businesses"). The Transportation Businesses are comprised of the automobile rental business (the "Rental Business"), the taxi business (the "Taxi Business") and the automobile repair services business (the "Repair Business"). All the Company's operations are located in China. Jinzhenghua Transport also has been developing a hotel in a resort town in Hunan Province, which is scheduled to commence operations in early 1999.

     In 1986, Wu Zhi Jian ("Mr. Wu") organized Shenzhen Zhenghua Group Co. Ltd. (the "Zhenghua Group") to own and operate a diversified group of businesses. In 1988, Jinzhenghua Transport, an affiliate of the Zhenghua Group, established a transportation business. The transportation business began with the acquisition of taxi licenses in the first auction of such licenses in 1988 in Shenzhen, China. Jinzhenghua Transport has continued to acquire taxi licenses and expand its taxi business into other cities and provinces.

     In 1994, Jinzhenghua Transport expanded its transportation business to include automobile repair services in Shenzhen.

     In 1997, Jinzhenzhua Transport further expanded its transportation business to include automobile rental services in Jiangxi Province, Guangdong Province, Jiangsu Province and
Shaanxi Province.

     The Company does not have any operating business, other than the businesses operated through Jinzhenghua Transport.

     See "Business".

                     The Reorganization

     On March 19, 1997, Jinzhenghua Transport became a 92%-owned subsidiary of Dawson Science Corporation ("Dawson"). In connection with the transaction pursuant to which Dawson acquired Jinzhenghua Transport, the prior owners of Jinzhenghua Transport received, in exchange for their interests in Jinzhenghua Transport, an aggregate of 10,000,000 shares of common stock, par value $.001 per share, of Dawson ("Dawson Common Stock"), and 2,100,000 shares of convertible preferred stock, par value $.001 per share ("Dawson Preferred Stock"), of Dawson, and Mr. Wu became the chairman of the board of directors of Dawson. The 2,100,000 shares of Dawson Preferred Stock were subsequently converted into an aggregate of 10,500,000 shares of Dawson Common Stock.

     Later in 1997, the new management of Dawson, after consulting with counsel and accountants, concluded that it would be in the best interests of Dawson's shareholders to reorganize Dawson in order to provide shareholders with shares in a new Delaware corporation that would own Jinzhenghua Transport.

     Dawson's board of directors and shareholders, on June 25, and June 29, 1998, respectively, approved a plan of reorganization that provides for the distribution to Dawson's shareholders of all the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") on or about June 30, 1998. In that connection, each holder of record shares of Dawson Common Stock at the close of business on June 30, 1998 will receive, for each four shares of Dawson Common Stock, one share of Company Common Stock. In lieu of issuing a fractional share to a holder, the Company will round the number of shares issued to a holder to the next higher number of shares, or, at the Company's option, pay the holder an amount in cash equal to the product of that fraction and 400% of the average low bid prices of a share of Dawson Common Stock on the 20 trading days immediately preceding the distribution. Immediately before the distribution to Dawson's shareholders, Dawson will transfer to the Company all its assets, including all its interest in Jinzhenghua Transport, and the Company will assume, and agree to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's disclosed liabilities and obligations.

     Promptly following the distribution to Dawson's shareholders, Dawson will wind-up its affairs and seek to be dissolved.

     As a result of these transactions, shareholders of Dawson will become shareholders of the Company, which will own the businesses Dawson currently owns, and Dawson will cease to operate.

     See "The Reorganization".

           Summary Selected Consolidated Financial Data
           (US$ in thousands, except per share amounts)

Statement of Operations Data:
                                                Three months
                    Year Ended December 31,    ended March 31,
                    -----------------------  ------------------
                     1995    1996     1997     1997      1998
                     ----    ----     ----     ----      ----

Revenue, net. . . . $6,208  $9,211  $12,538   $2,316    $5,161

Total expenses. . .  2,910   4,091    5,858    1,096     2,454

Income before
minority interest .  3,146   4,720    6,223    1,119     2,506

Net income. . . . .  3,023   4,563    5,886    1,080     2,313

Pro forma net income
  per common share:
     Basic. . . . .     .50     .76      .97      .18       .38
     Diluted. . . .     .50     .76      .97      .18       .33

Balance Sheet Data:
                                     At March 31, 1998
                                   ----------------------
Revenue earning equipment . . . . . .      $30,910

Total assets  . . . . . . . . . . . .       58,110

Total liabilities . . . . . . . . . .       18,995

Minority interest . . . . . . . . . .        2,182

Total shareholders' equity. . . . . .       36,933








                          RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

Risks Relating to China

     General

     The economy of China differs from the economies of most countries belonging to the Organization for Economic Co-operation and Development in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Since 1949, the economy of China has been a planned economy subject to one- and five-year state plans adopted by central Chinese government authorities and implemented, to a large extent, by provincial and local authorities. These plans set out production and development targets. Although the majority of productive assets in China are still owned by the government, economic reform policies since 1978 have emphasized decentralization and the utilization of market mechanisms in the development of the Chinese economy.
Such economic reform measures adopted by the Chinese government may be inconsistent or ineffectual, and the Company may not be able to benefit from all such reforms.

     Since 1978, the Chinese government has been reforming, and it is expected to continue to reform, China's economic systems. Many of the reforms are unprecedented or experimental, and are expected to be refined and improved. Various political, economic and social factors, such as political changes, changes in the rate of economic growth, unemployment or inflation or disparities in per capita wealth between regions within China, also could lead to further readjustment of the reform measures. This refining and readjustment process may not always have a positive effect on the operations of the Company. The Company's operating results may be adversely affected by changes in China's political, economic and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations (or the interpretation of laws and regulations), measures that may be introduced to control inflation, changes in the rate or method of taxation or the imposition of additional restrictions on currency conversion. Although historically there have been periods of political instability, and certain of the reform measures have from time to time been readjusted, because of the broad support for the reform process and because the economic system in China has already undergone extensive changes as a result of the success of such reforms, the Company believes that the basic principles underlying the reforms will continue to provide the framework for China's economic system.

     The Chinese economy has experienced rapid growth in recent years, with GNP increasing at an average annual rate of more than 11.0% between 1991 and 1997; the GNP growth rates in 1995, 1996 and 1997 were 10.5%, 9.7% and 8.8%, respectively. Such rapid growth has been accompanied by imbalances in the Chinese economy, especially with respect to inflation, which reached an annual rate of 21.7% in 1994. The inflation rate decreased to 14.8% in 1995, 6.1% in 1996 and 2.0% in 1997.

     Risks Related to the Legal System of China

     The Chinese legal system is based on written statutes and is a system, unlike common law systems, in which decided legal cases have little precedential value. The Chinese system is similar to civil law systems in this regard. In 1979, China began the process of developing its legal system by undertaking to promulgate a comprehensive system of laws. On December 29, 1993, the National People's Congress promulgated the Company Law of The People's Republic of China (the "Company Law"), which became effective on July 1, 1994. In August 1994, pursuant to the Company Law, the State Council issued the "PRC Special Regulations on Overseas Offering and Listing of Shares by Joint Stock Limited Companies" to regulate joint stock limited companies that offer and list their shares overseas. The Company Law, the rules and regulations promulgated under the Company Law and legal prescriptions relating to Chinese companies provide the core of the legal framework governing the corporate behavior of companies, such as Jinzhenghua Transport, and their directors and shareholders. Because these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

     The Company is currently engaged in an expansion program, the timing and cost of which will depend on numerous factors, including the cost and availability of financing (including foreign exchange), the ability of the Company to obtain and maintain required business licenses or approvals from relevant Chinese government authorities and changes in general economic conditions in China. There can be no assurance the Company's expansion program will not be adversely affected by any of these factors or by factors commonly associated with expansion programs.

Government Control of Currency Conversion and Exchange Rate Risks

     The Renminbi currently is not a freely convertible currency. The State Administration for Foreign Exchange ("SAFE"), under the authority of the People's Bank of China (the "PBOC"), controls the conversion of Renminbi into foreign currency. Prior to January 1, 1994, Renminbi could be converted to foreign currency through designated banks or other authorized institutions at official rates fixed daily by the SAFE. Renminbi also could be converted at swap centers ("swap centers") open to Chinese enterprises and foreign invested enterprises ("FIEs"), subject to SAFE approval of each foreign currency trade, at exchange rates negotiated by the parties for each transaction. Effective January 1, 1994, a unitary exchange rate system was introduced in China, replacing the dual-rate system previously in effect. In connection with the creation of a unitary exchange rate, the Chinese government announced the establishment of an inter-bank foreign exchange market, the China Foreign Exchange Trading System ("CFETS"), and the phasing out of the swap centers. However, the swap centers have been retained as an interim measure.

     In general, under existing foreign exchange regulations, domestic enterprises operating in China must price and sell their goods and services in China in Renminbi. Any foreign exchange reserves received by such enterprises must be sold to authorized foreign exchange banks in China.

     Jinzhenghua Transport is an FIE. Jinzhenghua Transport intends to apply for a foreign currency transaction account with a designated bank. In the event it obtains the foreign currency transaction account, it will be able to purchase foreign exchange for settlement of current transactions (as defined in the applicable regulations) and pay dividends without the prior approval of SAFE. There can be no assurance that Jinzhenghua Transport will obtain FIE status, that the current authorizations for FIEs to retain their foreign exchange in the future to satisfy foreign exchange liabilities or to pay dividends will not be limited or eliminated or that Jinzhenghua Transport will be able to obtain sufficient foreign exchange to pay dividends or satisfy its foreign exchange liabilities.

     The value of the Renminbi is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the CFETS market. Over the last five years, the Renminbi has experienced a devaluation against most major currencies. A significant devaluation of the Renminbi occurred on January 1, 1994 in connection with the adoption of the new unitary exchange rate.
On that date, the official exchange rate for conversion of Renminbi to U.S. dollars changed from approximately RMB 5.8000 to $1.00 to approximately RMB 8.7000 to $1.00, representing a devaluation of approximately 50%. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. dollars has been stable, and the Renminbi has appreciated slightly against the U.S. dollar. However, there can be no assurance that the exchange rate will not become volatile again or that there will be no further devaluation of the Renminbi.

Risks Associated with Dawson

     Under the plan of reorganization contemplated by this prospectus, immediately before the distribution of Company Common Stock to Dawson's shareholders, Dawson will transfer to the Company all its assets, including all its interest in Jinzhenghua Transport, and the Company will assume, and agree to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's disclosed liabilities. Although the Company will not assume any undisclosed liabilities, and although current management is not aware of any such liabilities, or the assertion of any such liabilities by third parties, there can be no assurance such liabilities, which may have arisen from the activities of Dawson or its predecessors, do not exist. If such liabilities exist and the parties to whom Dawson or its predecessors may be liable assert claims against Dawson or the Company in respect of such liabilities, there can be no assurance the Company would not be responsible for such liabilities, and, if the Company were responsible for such liabilities, there can be no assurance such liabilities would not materially and adversely affect the Company.

Limited Operating History of Rental Business; Risks Associated with a New Business

     Jinzhenghua Transport has been engaged in the Rental Business for less than a year, and therefore has only a limited operating history in that business. Accordingly, the Rental Business is subject to all risks associated with a new business, and it is difficult to anticipate many of the factors that will affect the Rental Business's operations. Although the Rental Business has had earnings since its inception in August 1997, there can be no assurance the Rental Business will achieve or sustain growth in revenues or profitability, or even maintain profitability, in the future.


Uncertain Ability to Achieve or Manage Rapid Growth

     The Company intends to pursue a rapid growth strategy, the success of which will depend upon a large number of factors, many of which are beyond the Company's control, and there can be no assurance the Company will successfully effect its growth strategy. Factors that will affect the success of the Company's growth strategy include risks relating to the market demand for rental cars in China, risks relating to the Company's ability to finance automobiles necessary for its business, risks relating to the Company's ability to obtain and maintain appropriate governmental permits, authorizations, licenses and approvals and risks relating to the competitive environment in which the Company operates. If the Company is unable successfully to implement its growth strategy, its business, financial condition, results of operations and prospects could be materially and adversely affected.

Absence of Capital Commitments

     The Transportation Businesses require substantial capital in order to refinance existing indebtedness and to expand in the manner contemplated. At March 31, 1998, $3,833,000 aggregate principal amount of indebtedness was due and payable within one year, $320,000 of which was due and payable within 120 days. At present, the Company has no commitments from third parties to refinance any of this indebtedness, and does not have sufficient resources to repay such indebtedness without refinancing. In addition, the Company has committed to purchase 2,000 new automobiles for an aggregate of $31,366,000, and requires approximately $1,740,000 to complete construction of the Company's hotel project. The Company will seek to obtain capital to finance these commitments and to support its growth strategy from the sale of securities, borrowings, vendor financing arrangements and operations. There can be no assurance the Company will be successful in raising additional capital, or, if it raises additional capital, the terms on which such capital will be raised. To date, the Company has obtained a substantial portion of its capital from affiliates, and a substantial portion of the Company's indebtedness to unaffiliated third parties has been personally guaranteed by Mr. Wu. There can be no assurance such affiliates will be willing or able to provide capital in the future, or that Mr. Wu will be willing or able to guarantee the Company's indebtedness in the future. If the Company does not obtain sufficient capital to refinance its existing indebtedness, the Company will be materially and adversely affected. Even if the Company obtains sufficient capital to refinance its existing indebtedness, the Company may not obtain sufficient capital to expand as contemplated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources" and "Certain Relationships and Related Transactions".

Control by Mr. Wu and Certain Other Persons

     Immediately after the consummation of the transactions contemplated by this prospectus, Mr. Wu, members of his immediate family and certain officers and directors of the Company (collectively, the "Related Shareholders") will beneficially own an aggregate of 2,732,217 shares of Company Common Stock, or 36.0% of the then outstanding shares of Company Common Stock (2,131,860 of which, or 28.1% of the then outstanding shares, Mr. Wu himself will beneficially own). As a consequence, Mr. Wu and the Related Shareholders will be able to exercise substantial control in the election of the Company's directors and all other material decisions relating to the Company, including decisions regarding acquisitions and dispositions, financings and corporate governance. See "Certain Relationships and Related Transactions" and "Principal Shareholders".

Potential Conflicts of Interest

     The Company is one of many companies Mr. Wu directly or indirectly controls. To date, the Company has depended on loans from these affiliated companies, and on Mr. Wu's personal guarantee of loans by others, to finance its growth. Although the Company is seeking other sources of financing, any continued dependence on these affiliated companies or Mr. Wu for financing or otherwise would create a potential conflict of interest between the Company and such affiliated companies. In addition, because Mr. Wu controls the Company, and because his interests, as the controlling person of various affiliated companies (including affiliates that own minority interests in the Company's subsidiaries) and as the guarantor of certain of the Company's indebtedness, and the interests of the Company's other shareholders are not the same, Mr. Wu could cause the Company to take, or refrain from taking, actions that serve his interests but not those of the Company's other shareholders, including the exploitation of business opportunities in China and elsewhere. See "Certain Relationships and Related Transactions" and "Principal Shareholders".

     Members of the Company's senior management also hold positions with other companies, including affiliates of the Company, and are not required to devote their services to the Company on a full-time basis. The following table sets forth the approximate percentage of business time the Company's executive officers devoted to the Company in 1997:

                          Approximate Percentage of Business Time
       Name                   Devoted to the Company in 1997*
     ________            ________________________________________
     Wu Zhi Jian                        50%
     Andrew Lee                         50
     Willy Wu                           50
     Peng Jun                           100
     Zhang Li Wei                       100
     Li Yong Yuan                       80
     Mona Ng                            30
_______________________
* From the date the individual began devoting business time to the Company.

Although there is no requirement that these individuals' other employers permit these individuals to continue to devote to the Company the percentages of their business time set forth above, the Company expects such other employers to permit these individuals to continue to devote these percentages of their business time to the Company at least through June 30, 1999.

Holding Company Structure; Restrictions on the Payment of
Dividends

     The Company has no direct business operations, other than its ownership of Jinzhenghua Transport. While the Company has no intention of paying dividends, should it decide in the future to do so, as a holding company the Company's ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Jinzhenghua Transport and other holdings and investments. In addition, Jinzhenghua Transport, from time to time, may be subject to restrictions on its ability to make distributions to the Company, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

Service and Enforcement of Legal Process

     Substantially all the Company's assets are located in China. In addition, most of the directors and officers of the Company are not residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such non-residents within the United States or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state. There is uncertainty as to whether
(i) courts in China would enforce judgments of United States courts obtained against the Company or such non-residents predicated on the civil liability provisions of the securities laws of the United States or any state, or (ii) in original actions brought in China, courts in China would enforce liabilities against the Company or such non-residents predicated upon the securities laws of the United States or any state. See "Enforceability of Civil Remedies".

Limited Market; Volatility of Share Price

     Although application will be made to list the Company Common
Stock on NMS, there can be no assurance the Company Common Stock will be approved for listing on NMS or elsewhere.

     The Company and R.I.P. Consultants ("R.I.P.") have entered into an agreement, pursuant to which R.I.P. will provide the Company with advice and assistance in connection with the Company's listing of its common stock on NMS and the Company's relationship with NMS. In consideration for these services, the Company has issued 7,500 shares of Company Common Stock to R.I.P. and will pay R.I.P. $9,000 a month beginning on the first day of the fourth calendar month after the Company Common Stock is listed on NMS. The Company or R.I.P. may terminate the agreement at any time on 30 days' notice. See "Market for the Common Stock".

     There has been only a limited market for the Dawson Common Stock, and there can be no assurance a more active trading market will develop and be sustained for the Company Common Stock. Moreover, there has been significant volatility in the market price for the Dawson Common Stock, and, in the future, there may be significant volatility in the market price for the Company Common Stock. Volatility in operating results of the Company, changes in conditions in the Chinese or international economy or other developments affecting the Company could cause the market price of the Company Common Stock to fluctuate substantially.
See "Market for the Common Stock".

Shares Eligible for Future Sale

     Upon the consummation of the transactions contemplated by this prospectus, the Company will have 7,596,936 shares of Company Common Stock outstanding (excluding shares issuable upon exercise or conversion of options, warrants and convertible securities and shares, if any, issued to round up fractional shares). Of the 7,596,936 shares, an aggregate of 2,432,018 shares will be held by parties who may be deemed to be affiliates of the Company. The shares held by affiliates may only be sold in the public United States market pursuant to an effective registration statement, or in accordance with Rule 144 under the Securities Act of 1933 or another exemption from the registration requirements of the Securities Act of 1933. Sales of substantial amounts of Company Common Stock under Rule 144 or otherwise, or even the potential for such sales, could depress the market price of the Company Common Stock, and could impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale".

                       THE REORGANIZATION

Background of the Reorganization

     On March 19, 1997, Jinzhenghua Transport became a 92%-owned subsidiary of Dawson. In connection with Dawson's acquisition of Jinzhenghua Transport, the prior owners of Jinzhenghua Transport received, in exchange for their interests in Jinzhenghua Transport, an aggregate of 10,000,000 shares of Dawson Common Stock and 2,100,000 shares of Dawson Preferred Stock (which were subsequently converted into an aggregate of 10,500,000 shares of Dawson Common Stock), and Mr. Wu became the chairman of the board of directors of Dawson. See "Risk Factors - Control by Mr. Wu".

     Later in 1997, the new management of Dawson, after consulting with counsel and accountants, concluded that management might not be able to satisfy itself that Dawson's books and records, including minute books, had been correctly maintained and that all appropriate legal requirements relating to issuances of securities, elections of officers and directors and other corporate actions had been observed. As a consequence, the new management of Dawson anticipated that, in the future, Dawson could expect to encounter substantial difficulties in, among other things, obtaining necessary financing for Jinzhenghua Transport.

     Accordingly, the new management of Dawson determined that it would be in the best interests of Dawson's shareholders to reorganize Dawson in order to provide shareholders with shares in a new Delaware corporation that would own Jinzhenghua Transport, but would not be subject to these anticipated difficulties.

The Reorganization

     Dawson's board of directors and shareholders, on June 25, and June 29, 1998, respectively, approved a plan of reorganization that provides for the distribution to Dawson's shareholders of all the outstanding shares of Company Common Stock on or about June 30, 1998. In that connection, although management has not been able to satisfy itself that Dawson's books and records had been correctly maintained in the past, management has no reason to believe its current list of shareholders of record is inaccurate. In the distribution, each holder of record of shares of Dawson Common Stock at the close of business on June 30, 1998 will receive, for each four shares of Dawson Common Stock, one share of Company Common Stock. In lieu of issuing a fractional share to a holder, the Company will round the number of shares issued to a holder to the next higher number of shares, or, at the Company's option, pay the holder an amount in cash equal to the product of that fraction and 400% of the average low bid prices of a share of Dawson Common Stock on the 20 trading days immediately preceding the distribution. On or about June 30, 1998, the Company will issue to the Dawson shareholders of record at the close of business on June 30, 1998 certificates evidencing their shares of Company Common Stock. Immediately before the distribution to Dawson's shareholders, Dawson will transfer to the Company all its assets, including all its interest in Jinzhenghua Transport, and the Company will assume, and agree to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's disclosed liabilities and obligations.

     Promptly following the distribution to Dawson's shareholders, Dawson will wind-up its affairs and seek to be dissolved.

     As a result of these transactions (the "Reorganization"), shareholders of Dawson will become shareholders of the Company, which will own the businesses Dawson currently owns, and Dawson will cease to operate.

Tax Effects of the Reorganization

     The following is a summary of certain anticipated material United States federal income tax consequences of the Reorganization. The summary represents the opinion of Proskauer Rose LLP. The summary does not deal with all possible tax consequences relating to the Reorganization. In particular, the discussion does not address the tax consequences under state, local and other national (i.e., non-United States) tax laws. Accordingly, each prospective owner of Company Common Stock should consult its own tax advisor regarding the particular tax consequences of the Reorganization. The following discussion is based upon laws and relevant interpretations of laws in effect as of the date of this prospectus, all of which are subject to change.

     The Company has been advised by counsel that the Reorganization will constitute a "reorganization" within the meaning of section 368(a)(1)(F) of the United States Internal Revenue Code of 1984 (the "Code"). Accordingly, for United States federal income tax purposes, the Company will be treated as a continuation of Dawson, and no gain or loss will be recognized by Dawson, the Company or Dawson's shareholders upon the Reorganization. Each Dawson shareholder's basis, for United States federal income tax purposes, in the Company Common Stock received in the Reorganization will be equal to that shareholder's basis in the Dawson Common Stock with respect to which the Company Common Stock is received, and each Dawson shareholder's holding period, for United States federal income tax purposes, in that Company Common Stock will include that shareholder's holding period in that Dawson Common Stock.

                ENFORCEABILITY OF CIVIL REMEDIES

     All the assets of the Company's subsidiaries are located in China. In addition, most of the directors and officers of the Company are not residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process upon such non-residents within the United States or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state. The Company has been advised by Jun He Law Offices, that there is uncertainty as to whether (i) courts in China would enforce judgments of United States courts obtained against the Company or such non-residents predicated on the civil liability provisions of the securities laws of the United States or any state, or (ii) in original actions brought in China, would enforce liabilities against the Company or such non-residents predicated upon the securities laws of the United States or any state.

     The Company has been advised by Jun He Law Offices, that there are no treaties between China and the United States providing for the reciprocal enforcement of foreign judgments. However, the judgment creditor of a legally effective judgment of a foreign court may apply directly to courts in China having jurisdiction over the case for recognition and enforcement, or the foreign court that rendered the judgment may, in accordance with the provisions of international treaties applicable to both China and the country in which the foreign court is located, or according to the principle of reciprocity, request that the court in China recognize and enforce the foreign judgment. A foreign judgment may be recognized and enforced by a competent court in China, if the following conditions are fulfilled: (i) the foreign judgment to be enforced is final and conclusive; (ii) the jurisdiction of the court that rendered the judgment is properly exercised and has not been precluded by law, order or treaty;
(iii) service of process in the relevant proceedings in the foreign jurisdiction has been lawfully and duly effected on the defendant/judgment debtor; and (iv) the foreign judgment is not contrary to the basic principles of law in the People's Republic of China or its sovereignty, security and social and public interest. Enforcement of a foreign judgment in China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

                   MARKET FOR THE COMMON STOCK

     The Dawson Common Stock has been traded in the over-the-counter market under the NASDAQ symbol DWSC. The high and low closing bid prices of the Dawson Common Stock as quoted on NASDAQ during each calendar quarter of the past two years and the first two quarters of the current year are set forth in the following table. Prices represent quotations between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

Year                 Calendar Quarter        Low        High
____                 ________________        _____     _____
1996      First Quarter . . . . . . . . . .  $1.38     $4.75
          Second Quarter. . . . . . . . . .    .75      4.25
          Third Quarter . . . . . . . . . .    .75      2.13
          Fourth Quarter. . . . . . . . . .   1.50      4.00

1997      First Quarter . . . . . . . . . .   1.44      3.25
          Second Quarter. . . . . . . . . .   2.38      9.94
          Third Quarter . . . . . . . . . .   5.38      7.94
          Fourth Quarter. . . . . . . . . .   1.25      5.13

1998      First Quarter . . . . . . . . . .   1.30      3.38
          Second Quarter (through June 25) .  1.88      2.97

     On June 25, 1998, the closing bid price of the Dawson Common
Stock as quoted on NASDAQ was $2.06.

     There are approximately 500 shareholders of record of the Dawson Common Stock. Such record holders include a number of holders who are nominees for an undetermined number of beneficial owners; the Company does not know the number of beneficial owners of the shares of Dawson Common Stock.

     As a result of the Reorganization, each holder of record of Dawson Common Stock at the close of business on June 30, 1998 will receive one share of Company Common Stock for each four shares of Dawson Common Stock. Prior to the Reorganization, there has been no public market for the Company Common Stock, and there can be no assurance that an active market for the Company Common Stock will develop or, if it develops, will continue. See "Risk Factors - Limited Market; Volatility of Share Prices".

     Application will be made to list the Company Common Stock on
NMS under the symbol "ITN".   However, there can be no assurance
the Company Common Stock will be approved for listing on NMS or elsewhere. See "Risk Factors - Limited Market; Volatility of Share Prices".

                         DIVIDEND POLICY

     The Company currently intends to retain its earnings to support its future growth strategy and does not anticipate paying any dividends on the Company Common Stock in the foreseeable future. As a holding company, the ability of the Company to pay dividends depends upon the receipt of dividends or other payments from Jinzhenghua Transport. Any determination to pay dividends in the future will be at the discretion of the Company's board of directors and will depend upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's board of directors. See "Risk Factors - Holding Company Structure; Restrictions on the Payment Dividends" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".



                         CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at March 31, 1998. See "Selected
Consolidated Financial Data" and "Certain Relationships and
Related Transactions".



                                             March 31, 1998
                                             ______________
                                             (US$ in thousands,
                                             except numbers of
                                                  shares)
Debt:

     Bank loans. . . . . . . . . . . . . . . .    $  3,513

     Notes payable . . . . . . . . . . . . . .         320

     Due to affiliates . . . . . . . . . . . .       5,596
                                                  ________
          Total debt . . . . . . . . . . . . .       9,429
                                                  ________
Shareholders' equity:

     Common Stock, par value $.01 per share:
          50,000,000 shares authorized;
          7,390,686 shares issued and
          outstanding. . . . . . . . . . . . . .        74

     Preferred Stock, par value $.01 per share:

          5,000,000 shares authorized;
          no shares issued or outstanding. . . .         0

     Additional paid-in capital  . . . . . . . .    17,088

     Retained earnings . . . . . . . . . . . . .    19,363

     Accumulated other comprehensive income --
        foreign currency translation adjustments       408
                                                   _______

     Total shareholders' equity  . . . . . . . .    36,933
                                                   _______
          Total capitalization . . . . . . . . .   $46,362
                                                   =======



              SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data with respect to the Company's financial position at December 31, 1997, 1996 and 1995 and its results of operations for the years ended December 31, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of the Company included elsewhere in this prospectus. The following selected consolidated financial data with respect to the Company's financial position at March 31, 1998 and its results of operations for the three months ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this prospectus; in the opinion of management, such financial data include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth in such financial data. Interim results are not necessarily indicative of results for the entire year. Particular reference is made to
Note 1 of such financial statements entitled "Basis of Presentation and Reorganization". The selected consolidated financial information with respect to the Company's financial position at December 31, 1994 and 1993, and its results of operations for the years ended December 31, 1994 and 1993, have been derived from the Company's consolidated financial statements for the years ended December 31, 1994 and 1993, which are not included in this prospectus and, in the case of the year ended December 31, 1993, are not audited. The selected consolidated financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                            Three months
                         Year Ended December 31,           ended March 31
                    -----------------------------------   -----------------
                    1993    1994    1995    1996   1997     1997    1998
                    ----    ----    ----    ----   ----     ----    ----
Statement of
Operations Data:              (In thousands, except per share data)
Revenue, net. . . .$3,188  $4,728  $6,208  $9,211 $12,538  $2,316  $5,161

Expenses:

  Depreciation of
   revenue earning
   equipment. . . .   759   1,133   1,357   1,755   2,174     444    898



  Amortization of
   taxi licenses. .   136     199     247     264     266      59     67

  Other operating
   expenses . . . .   251     439     649   1,468   2,692     479  1,237

  Interest expense,
   net of interest
   income . . . . .   620     641     657     604     726     114    252

   Total expenses . 1,766   2,412   2,910   4,091   5,858   1,096  2,454

  Income before
   provision for
   income tax and
   minority
   interest         1,422   2,316   3,298   5,120   6,680   1,220  2,707

  Provision for
   income tax . . .     0       7     152     400     457     101    201

  Income before
   minority
   interest          1,422  2,309   3,146   4,720   6,223   1,119  2,506

  Minority interest     71    100     123     157     337      39    193

  Net income. . . .  1,351  2,209   3,023   4,563   5,886   1,080  2,313

  Pro forma net
   income per common
   share:

     Basic. . . . .    .22    .37     .50     .76     .97     .18   .38
     Diluted. . . .    .22    .37     .50     .76     .97     .18   .38

                                 December 31,                  March 31,
                    ---------------------------------------    ---------
                    1993     1994     1995     1996    1997       1998
                    ----     ----     ----     ----    ----       ----
Balance Sheet Data:                     (In thousands)
Revenue earning
  equipment. . . . $5,188  $8,938   $10,269  $8,705  $31,488    $30,910

Taxi licenses. . .  6,822  11,702    12,435  12,200   12,093     12,026

Total assets . . . 12,671  23,717    27,111  29,099   55,954     58,110

Debt:
  Bank loans . . .  5,265   4,414     3,873   4,082    3,776      3,513

  Notes payable. .      0       0         0       0    4,320        320

  Due to affiliates 3,505   6,185     4,542   1,517    6,220      5,596


Total liabilities. 10,254  14,957    14,440  11,475   24,206     18,995

Total shareholders'
 equity. . . . . .  2,209   8,483    12,051  16,760   30,181     36,933

































       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS


Results of Operations

General

     The Transportation Businesses are comprised of the Rental
Business, the Taxi Business and the Repair Business. In addition to its Transportation Businesses, the Company is developing a hotel in Hunan Province, which is scheduled to commence operations in early 1999.

     On a consolidated basis, revenue, net, increased from $6,208,000 in 1995 to $9,211,000 in 1996 to $12,538,000 in 1997,
and from $2,316,000 in the three months ended March 31, 1997 to $5,161,000 in the three months ended March 31, 1998. Net income increased from $3,023,000 in 1995 to $4,563,000 in 1996 to
$5,886,000 in 1997, and from $1,080,000 in the three months ended March 31, 1997 to $2,313,000 in the three months ended March 31, 1998.

     The Rental Business, which began operations in August 1997, accounted for $2,636,000, or 21.0%, of the Company's total revenue, net, in 1997 and $2,770,000, or 53.7%, of the Company's total revenue, net, in the three months ended March 31, 1998. At September 30, 1997, December 31, 1997 and March 31, 1998, the Rental Business had deployed 370, 570 and 1,218 automobiles, respectively. The Company's average purchase price for each automobile deployed in the Rental Business during 1997 and the three months ended March 31, 1998 was $19,432 and $19,760, respectively; the average depreciation and other operating expenses for each such automobile during 1997 and the three months ended March 31, 1998 was $1,381 and $1,286, respectively; and the average revenue, net, from each such automobile during 1997 and the three months ended March 31, 1998 was $4,625 and $4,860, respectively. The Rental Business contributed 27.2%, or $1,814,000, to the Company's $6,680,000 of total income before provision for income tax and minority interest in 1997 and 74.1%, or $2,007,000, to the Company's $2,707,000 total income before provision for income tax and minority interest in the three months ended March 31, 1998.

     The Taxi Business accounted for 96.5%, 83.8%, 67.2% and 39.2% of the Company's total revenue, net, in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. At December 31, 1995, 1996 and 1997 and March 31, 1998, the Taxi Business had deployed 678, 678, 728 and 728 taxi cabs, respectively. An amount equal to the sum of the Company's average purchase price for each taxi license plus the average purchase price for each automobile deployed in the Taxi Business during 1997 and the three months ended March 31, 1998 was $18,379 and $18,380, respectively, and $19,200 and $20,330, respectively; the depreciation, amortization and other operating expenses for each such taxi during 1997 and the three months ended March 31, 1998 was $4,277 and $1,066, respectively; and the average revenue, net, from each such taxi during 1997 and the three months ended March 31, 1998 was $11,573 and $2,782, respectively. The Taxi Business contributed $3,100,000, $4,349,000, $5,161,000 and $1,168,000 to income before provision for income tax and minority interest in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, representing 94.0%, 84.9%, 77.3% and 43.2%, respectively, of the Company's total income before provision for income tax and minority interest in 1995, 1996, 1997 and the three months ended March 31, 1998.

     The Repair Business accounted for 3.5%, 16.2%, 11.8% and 7.1% of the Company's total revenue, net, and 6.0%, 15.1% , 9.6% and 4.9% of the Company's total income before provision for income tax and minority interest in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively.

     The Company's only operations besides the Rental Business, the Taxi Business and the Repair Business relate to the hotel being developed in Hunan Province, in respect of which neither revenue nor expenses were recorded through March 31, 1998.

     In 1997 and the three months ended March 31, 1998, the Company's income before provision for income tax and minority interest reflects $822,000 and $459,000, respectively, of accounting, legal and other professional and advisory expenses that began to accrue in mid-1997 and related primarily to the proposed Reorganization.

     During 1995, 1996, 1997 and the three months ended March 31, 1998, the Company had interest expense, net of interest income, of $657,000, $604,000, $726,000 and $252,000, respectively, which reflected interest expense of $673,000, $623,000, $767,000 and $286,000, respectively, and interest income of $16,000, $19,000, $41,000 and $34,000, respectively.

     The Company plans to continue to expand the Rental Business as rapidly as the Company's capital resources permit. The Company plans to continue to expand the Taxi Business through selective acquisitions in certain cities. The Company plans to expand the Repair Business as necessary to accommodate the expansion of the Rental Business and Taxi Business.

     The Company enjoys preferential tax treatment as a result of its location in Shenzhen, a Special Economic Zone. Enterprises in Shenzhen are subject to an income tax rate of 15%, compared with the standard enterprise income tax rate in China of 33%. In addition, enterprises in the transportation service industry have a 100% income tax credit for the first year in which they have a profit, and a 50% income tax credit for the second and third years.

Three Months Ended March 31, 1997 Compared With
Three Months Ended March 31, 1998
------------------------------------------------
                   Three                  Three
                   Months     Percent-   Months     Percent-
                   Ended      age of     Ended       age of
                  March 31,   Revenue,  March 31,   Revenue,
                    1997      Net         1998        Net
                  ---------   --------  ---------   --------

Revenue, net     $2,316,000    100.0%   $5,161,000   100.0%
Total expenses    1,096,000     47.3     2,454,000    47.6
Income before
 provision for
 income tax
 and minority
 interest         1,220,000     52.7     2,707,000    52.5
Income before
 minority
 interest         1,119,000     48.3     2,506,000    48.6
Net income        1,080,000     46.6     2,313,000    44.8

     Revenue, net, was $5,161,000 in the three months ended March 31, 1998, an increase of 122.8% from $2,316,000 in the three months ended March 31, 1997. The increase was primarily due to the contribution of $2,770,000 in the 1998 period from the new Rental Business. The Taxi, Rental and Repair Businesses contributed 39.2%, 53.7% and 7.1%, respectively, to revenue, net, in the 1998 period, compared with 84%, 0% and 16%, respectively, in the 1997 period. Revenue, net, from the Taxi Business increased to $2,025,000 in 1998 from $1,945,000 in 1997, a 4.1%
increase. The increase was primarily due to $76,000 of revenue from the expanded Taxi Business in Ganzhou. Revenue, net, from the Repair Business was $366,000 in the 1998 period, an immaterial change from $371,000 in the 1997 period.

     Total expenses were $2,454,000 in the three months ended March 31, 1998, an increase of $1,358,000, or 123.9%, from
$1,096,000 in the three months ended March 31, 1997. The increase was comprised of $454,000 of depreciation of revenue earning equipment, $138,000 of net interest expense, $8,000 of amortization of taxi licenses and $758,000 of other operating expenses. The increase in depreciation of revenue earning equipment was primarily due to $369,000 of depreciation on rental cars related to the new Rental Business and to an $85,000 increase in depreciation of new taxis. The increase in net interest expense was primarily due to an increase in new bank loans. The increase in other operating expenses was primarily due to $364,000 of other operating expenses related to the new Rental Business, which commenced operations in August 1997, $459,000 of accounting, legal and other professional and advisory expenses that began to accrue in mid-1997 and related to the proposed Reorganization (see "General" above), and to a $41,000 increase in other operating expenses relating to the Repair Business, primarily associated with a $39,000 increase in the provision for bad debts. The increase in other operating expenses was offset, in part, by a $43,000 reduction in administrative expenses due to reductions in staff costs, sundry expenses and depreciation, and to an operating expense reduction of $62,000 related mainly to decreases in certain taxi regulation fees, road maintenance charges and insurance. The Rental, Taxi and Repair Businesses contributed 43.9%, 54.2% and 1.9%, respectively, to total depreciation and amortization in the 1998 period, compared to 0%, 96.3% and 3.7%, respectively, in the 1997 period.

     Income before provision for income tax and minority interest was $2,707,000 in the three months ended March 31, 1998, an increase of 121.9% from $1,220,000 in the three months ended March 31, 1997. The Rental, Taxi and Repair Businesses contributed 74.1%, 43.2% and 4.9%, respectively, to total income before provision for income tax and minority interest in the 1998 period, compared with 0%, 85.3% and 15.2%, respectively, in the 1997 period. The increase in income before provision for income tax and minority interest is primarily attributable to income from the Company's new Rental Business, income generated from additional taxi cabs in Ganzhou, as well as reductions in operating expenses associated with the Taxi Business. The increase in income before provision for income tax and minority interest was partially offset by increases in operating expenses associated with the Repair Business. Income before provision for income tax and minority interest as a percentage of revenue, net, did not change materially from the 1997 period to the 1998 period.

     Provision for income tax was $201,000 in the three months ended March 31, 1998 (7.4% of income before provision for income tax and minority interest), compared with $101,000 in the three months ended March 31, 1997 (8.3% of income before provision for income tax and minority interest). The increase was primarily a result of increased taxable income.

     Minority interest was $193,000 in the three months ended
March 31, 1998, an increase of 394.9% from $39,000 in the three months ended March 31, 1997, which reflects the fact that the Company entered into new joint venture projects in 1997.

     As a result of the foregoing, net income was $2,313,000 in the three months ended March 31, 1998, an increase of 114.2% from $1,080,000 in the three months ended March 31, 1997.

1996 Compared With 1997

                                 Percent-                Percent-
                                 age of                  age of
                                 Revenue,                Revenue,
                       1996        Net          1997        Net
                    ---------    --------    ---------   --------

Revenue, net        $9,211,000     100.0%   $12,538,000   100.0%
Total expenses       4,091,000      44.4      5,858,000    46.7
Income before
 provision for
 income tax
 and minority
 interest            5,120,000      55.6      6,680,000    53.3
Income before
 minority
 interest            4,720,000      51.2      6,223,000    49.6
Net income           4,563,000      49.5      5,886,000    46.9

     Revenue, net, was $12,538,000 in 1997, an increase of 36.1% from $9,211,000 in 1996. The increase was primarily due to the contribution of $2,636,000 in 1997 from the new Rental Business. The Taxi, Rental and Repair Businesses contributed 67.2%, 21.0% and 11.8%, respectively, to revenue, net, in 1997, compared with 83.8%, 0% and 16.2%, respectively, in 1996. Revenue, net, from the Taxi Business increased to $8,425,000 in 1997 from $7,722,000 in 1996, a 9.1% increase. The increase was primarily due to $151,000 of revenue from 50 additional taxi cabs in Ganzhou, $180,000 of revenue from increases in night-shift taxi driver activities, $262,000 of revenue from renewals of taxi driver contracts and $110,000 of revenue from increases in monthly rental payments from taxi drivers. Revenue, net, from the Repair Business was $1,477,000 in 1997, an immaterial change from $1,489,000 in 1996.

     Total expenses were $5,858,000 in 1997, an increase of $1,767,000, or 43.2%, from $4,091,000 in 1996. The increase, as a percentage of revenue, net, was comprised of $419,000 of depreciation of revenue earning equipment, $122,000 of net interest expense, $2,000 of amortization of taxi licenses and $1,224,000 of other operating expenses. The increase in depreciation of revenue earning equipment was primarily due to $385,000 of depreciation on rental cars related to the new Rental Business. The increase in net interest expense was primarily due to fees paid to banks for the extension of short-term loans and an increase in interest-bearing debt. The increase in other operating expenses was primarily due to $403,000 of expenses related to the new Rental Business, which commenced operations in August 1997, and $934,000 of accounting, legal and other professional and advisory expenses that began to accrue in mid-1997 and related primarily to the proposed Reorganization. See "General" above. In addition, increases in direct fixed costs and management expenses related to the Repair Business ($123,000) and increases in operating costs due to expansion of the Taxi Business ($95,000) were offset by efficiencies in office expenses, rent and maintenance charges in the Taxi and Repair Businesses. The Rental, Taxi and Repair Businesses contributed 15.1%, 82.2% and 2.7%, respectively, to total depreciation and amortization in 1997, compared to 0%, 96.2% and 3.8%, respectively, in 1996.

     Income before provision for income tax and minority interest was $6,680,000 in 1997, an increase of 30.5% from $5,120,000 in
1996. The Rental, Taxi and Repair Businesses contributed 27.2%, 77.3% and 9.6%, respectively, to total income before provision for income tax and minority interest in 1997, compared with 0%, 84.9% and 15.1%, respectively, in 1996. The increase in income before provision for income tax and minority interest is primarily attributable to income from the Company's new Rental Business, revenue generated from 50 additional taxi cabs in Ganzhou, additional income generated by increases in night-shift taxi driver activities, additional income from renewals of taxi driver contracts and efficiencies in office expenses, rent and maintenance charges in the Taxi and Repair Businesses. The increase in income before provision for income tax and minority interest was partially offset by increases in direct fixed costs and management expenses associated with the Repair Business. The decrease in income before provision for income tax and minority interest as a percentage of revenue, net, was primarily the result of parent-company accounting, legal and other professional and advisory costs and expenses incident to the proposed Reorganization and related matters beginning in mid-1997.

     Provision for income tax was $457,000 in 1997 (6.8% of income before provision for income tax and minority interest), compared with $400,000 in 1996 (7.8% of income before provision for income tax and minority interest). The increase was primarily a result of increased taxable income.

     Minority interest was $337,000 in 1997, an increase of 114.6% from $157,000 in 1996, which reflects the fact that the Company entered into new joint venture projects in 1997.

     As a result of the foregoing, net income was $5,886,000 in 1997, an increase of 29.0% from $4,563,000 in 1996.

1995 Compared With 1996

                                 Percent-                Percent-
                                 age of                  age of
                                 Revenue,                Revenue,
                       1995        Net          1996        Net
                    ---------    --------    ---------   --------

Revenue, net        $6,208,000    100.0%     $9,211,000   100.0%
Total expenses       2,910,000     46.9       4,091,000    44.4
Income before
 provision for
 income tax
 and minority
 interest            3,298,000     53.1       5,120,000    55.6
Income before
 minority
 interest            3,146,000     50.7       4,720,000    51.2
Net income           3,023,000     48.7       4,563,000    49.5

     Revenue, net, was $9,211,000 in 1996, an increase of 48.4% from $6,208,000 in 1995. The increase was primarily due to expansion in the Repair Business in Shenzhen. The Taxi and Repair Businesses contributed 83.8% and 16.2%, respectively, to revenue, net, in 1996, compared with 96.5% and 3.5%, respectively, in 1995. Revenue, net, from the Taxi Business increased 28.9% to $7,722,000 in 1996 from $5,990,000 in 1995, primarily due to the addition of 150 new taxis in November 1995. The additional taxis generated $1,202,000 in additional revenue, $330,000 in additional night-shift taxi driver activities and $200,000 in additional monthly rental payments from taxi drivers. Revenue, net, from the Repair Business increased to $1,489,000 in 1996 from $218,000 in 1995, primarily due to the expiration of a fixed income guaranteed service contract by a car repair management group (the "Third Party Contractor") and aggressive marketing efforts resulting in new contracts with business customers.

     Total expenses were $4,091,000 in 1996, an increase of $1,181,000, or 40.6%, from $2,910,000 in 1995. The increase, as a percentage of revenue, net, was primarily due to $398,000 of additional depreciation of revenue earning equipment, $17,000 of amortization of licenses associated with the Taxi Business and $819,000 of other operating expenses related to the Taxi and Repair Businesses, offset by a $53,000 decrease in interest expense, net of interest income. The increase in depreciation of revenue earning equipment was primarily due to $381,000 of depreciation in the Taxi Business relating to the establishment of a new subsidiary at the end of 1995. The increase in other operating expenses includes $200,000 in the Taxi Business and $679,000 in the Repair Business. The $200,000 increase in other operating expenses in the Taxi Business was primarily a result of an increase in wages and bonuses due to staff additions, a write-off of certain assets and leasehold improvements, offset in part by efficiencies in office expenses and a reduction in contracted housing allowance, rent and maintenance charges. The increase in other operating expenses of $679,000 in the Repair Business was primarily due to the expiration of the service contract with the Third Party Contractor, who had been responsible for such expenses. The Taxi and Repair Businesses contributed 96.2% and 3.8%, respectively, to depreciation and amortization in 1996, compared with 98.8% and 1.2%, respectively, in 1995.

     Interest expense, net of interest income was $604,000 in 1996, a decrease of 8.1% from $657,000 in 1995. The decrease was primarily a result of a decrease in interest-bearing debt.

     Income before provision for income tax and minority interest was $5,120,000 in 1996, an increase of 55.2% from $3,298,000 in
1995. The Taxi and Repair Businesses contributed 84.9% and 15.1%, respectively, to income before provision for income tax and minority interest in 1996, compared with 94.0% and 6.0%, respectively, in 1995. The increase, as a percentage of revenue, net, was primarily a result of increased revenue, net, without corresponding increases in depreciation and amortization, efficiencies in office expenses associated with the Taxi Business and a decrease in net interest expense, partially offset by increases in expenses related to improved staffing and operations required to support increased sales levels in the Repair Business. Other income increased primarily as a result of foreign currency translation gains, gains on disposal of fixed assets and penalties received from taxi drivers.

     Provision for income tax was $400,000 in 1996 (7.8% of income before provision for income tax and minority interest), compared with $152,000 in 1995 ( 4.6% of income before provision for income tax and minority interest). The increase was primarily a result of increased taxable income and an increased tax rate associated with expiring tax holidays.

     Minority interest was $157,000 in 1996, an increase of 27.6% from $123,000 in 1995, which reflects an increase in 1996 of minority shareholders' share of net income earned by the subsidiaries.

     As a result of the foregoing, net income was $4,563,000 in 1996, an increase of 50.9% from $3,023,000 in 1995.


Liquidity and Capital Resources

     Generally, the Rental and Taxi Businesses are cash flow businesses that do not require significant amounts of working capital. Working capital for the Repair Business was initially financed mainly by cash flow from the Taxi Business. In 1997 and the three months ended March 31, 1998, the Company had net cash flow from operating activities of $13,616,000 and $2,281,000, respectively.

     The Company made capital expenditures in 1995, 1996, 1997 and the three months ended March 31, 1998 of $4,215,000, $3,271,000, $25,669,000 and $437,000, respectively, for the acquisition of vehicles for its taxi and rental operations, the acquisition of taxi licenses, the expansion of operations generally and the development of the hotel project; almost all capital expenditures for the three months ended March 31, 1998 were for replacement of old taxis. The Company has relied on cash flow from operations, borrowings and capital contributions by the Zhenghua Group to finance these expenditures.

     During 1997, net cash used in financing activities totaled $7,928,000, which consisted of $11,565,000 of repayment of advances to the Zhenghua Group and $1,288,000 of repayment of other debt, offset by $4,320,000 of borrowings pursuant to notes payable and $605,000 of borrowings from banks. During the first quarter of 1998, net cash used in financing activities totaled $800,000, which consisted of $737,000 of repayments of advances to the Zhenghua Group and $63,000 of repayment of other debt.

     At March 31, 1998, the Company had $18,995,000 aggregate principal amount of indebtedness, (i) $3,513,000 of which was comprised of bank loans, which the banks may declare due and payable at any time after March 1999, (ii) $320,000 of which is comprised of notes payable to others, which currently are due and payable, and (iii) $5,596,000 of which was comprised of debt to the Zhenghua Group, which has no stated repayment terms, but which the Zhenghua Group and the Company understand may be declared due and payable at any time upon demand by the Zhenghua Group; the Zhenghua Group does not presently intend to declare due and payable what the Company owes it, until and unless the Company is able to refinance such indebtedness. The bank loans bear interest at annual rates ranging from 15.1% to 18.0%; notes payable of $320,000 bear interest at an annual rate of 8%; and the debt to the Zhenghua Group does not bear interest.

     At present, the Company expects to make capital expenditures in 1998 and thereafter primarily for the purchase of new automobiles for the Rental Business, and, to a lesser extent, for new automobiles for the Taxi Business and the completion of construction of the Company's hotel project. At March 31, 1998, the Company had committed to purchase 2,000 new automobiles for an aggregate purchase price of $31,366,000. At March 31, 1998, the estimated cost of completing construction of the hotel project was approximately $1,740,000.

     The Company will require additional capital to finance capital expenditures, including the purchase of the 2,000 new automobiles referred to above, and to refinance debt. In May 1998, the Company issued, for an aggregate of $750,000, an aggregate of 206,250 shares of Company Common Stock and warrants to purchase an aggregate of 220,000 shares of Company Common Stock to Super Fund Enterprise Ltd., AIM Fund Managers Ltd., Moon Poo Lew, Kitty Bing-kit Lew and Kam Sheik Yeung Tiu. At present, the Company has no other commitments from third parties to finance capital expenditures or to refinance any of its existing indebtedness, and does not have sufficient resources to finance such expenditures, or to repay such indebtedness without refinancing. The Company will seek to obtain capital from the sale of securities, borrowings, vendor financing arrangements and operations. There can be no assurance the Company will be successful in raising additional capital, or, if it raises additional capital, the terms on which such capital will be raised. To date, the Company has obtained a substantial portion of its financing from the Zhenghua Group, and a substantial portion of the Company's indebtedness to third parties has been guaranteed by Mr. Wu. There can be no assurance the Zhenghua Group will be willing or able to provide capital in the future, or that Mr. Wu will be willing or able to guarantee the Company's indebtedness in the future. If the Company does not obtain sufficient capital to refinance its existing indebtedness, the Company will be materially and adversely affected. Even if the Company obtains sufficient capital to refinance its existing indebtedness, the Company may not obtain sufficient capital to expand as contemplated. See "Risk Factors" and "Certain Relationships and Related Transactions".


Effect of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards board issued two new disclosure standards.

     Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

     Statement of Financial Account Standards No. 131 ("SFAS No. 131"), Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. Results of operations and financial position will be unaffected by implementation of these new standards. As of January 1, 1998, the Company adopted these two standards. The adoption of these two standards did not have a material impact on its financial statement disclosure.


Year 2000 Compliance

     The Company is modifying its computer systems to be Year 2000 compliant. The Company does not expect that the cost of modifying such systems will be material. The Company believes it will achieve Year 2000 compliance in advance of the year 2000, and does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.





                            BUSINESS


Overview

     The Transportation Businesses are comprised of the Rental
Business, the Taxi Business and the Repair Business. The Company also is developing a hotel in a resort town in Hunan Province, which is scheduled to commence operations in early 1999.

     The Rental Business began operations in August 1997 with the purchase of 350 new automobiles and establishment of automobile rental stations in Ganzhou, Guangzhou, Nanchang, Nanjing and Xian. The Rental Business has licenses to operate, but is not yet operating, in three other cities in southern China, and in Beijing, Shanghai and Chengdu.

     The Taxi Business operates 528 taxis in Shenzhen out of a current citywide total of 7,800; the remaining taxi companies in Shenzhen are state controlled. The Taxi Business also has 150 taxis in Shimen, Hunan Province and 50 taxis in Ganzhou, in Jiangxi Province.

     The Repair Business currently has one station, which is located in Shenzhen. The repair station offers a full range of repair services and is equipped with hoists, an air compression system and a body work and painting department.

     The hotel the Company is developing, the Yin Du Hotel (the "Hotel"), is expected to have 124 rooms, a restaurant, a disco entertainment area, a variety of conference rooms and a retail shop. The Company does not intend to expand the hotel business beyond the Hotel.


Industry Overview and Competitive Environment

Automobile Rental Industry

     In 1995, approximately 50,000 automobiles were privately owned in China. At present, private ownership is beyond the means of the vast majority of Chinese individuals. However, automobile rentals may be within the grasp of many individuals. More than 50 million driver's licenses are issued in China.

     An estimated 10,000 cars are currently available for rent throughout China. The Company believes Beijing Ford Automobile Rental Co. Ltd., which was formed in 1992 and was the first automobile rental company in Beijing, is currently China's largest automobile rental company. The Company believes that company's operations in Beijing have approximately 500 automobiles available for rent; in that company's smaller locations outside Beijing, only a limited number of vehicles are available for rent. The Company believes Shanghai Volkswagen Automobile Co. Ltd., which is affiliated with Hertz Corporation, and is the largest rental company in Shanghai, has approximately 300 automobiles available for rent. Most other car rental organizations control only a few automobiles. Most car rental organizations are based in only one city, and restrict or prohibit travel by their customers between cities.

     The Company believes several factors should encourage growth in the car rental business in China:

          Substantial resources are being allocated to the improvement of the highway and road infrastructure in China. The number of primary and secondary roads in China has grown rapidly in recent years.

          Government organizations, which are required to have access to specified numbers of automobiles, often have limited budgets, which restrict their ability to purchase automobiles. Typically, these organizations lease, rather than own, their automobiles.

          According to a government report, the number of individuals with driver's licenses in China exceeded 50 million in 1996. Most licensed individuals are in the higher income brackets, and do not own vehicles. The Company believes many of these individuals have an interest in travel and are likely to rent cars.

          The growing number of foreign tourists in China and China-based foreigners should increase the demand for rental cars.

Taxi Industry

     An estimated 580,000 taxis presently operate throughout China. Until 1988, all taxi companies in China were state-owned. In 1988, Shenzhen first auctioned taxi licenses to private institutions and corporations. The only cities in China that presently have taxis that are not all state-owned are Shenzhen, Beijing and Shanghai. Only four cities in China regulate the total number of taxis allowed: Beijing (80,000), Shanghai (30,000), Guangzhou (30,000) and Shenzhen (7,800).

     Taxi regulations vary from city to city. Taxis require both license plates and annual inspections. The one-time charge for plates on domestic and foreign vehicles is 10% and 17%, respectively, of the car's value. A one-time city capacity expansion fee, ranging from $500 to $720, also is applied in most cities. Local regulating agencies in each city impose several layers of taxes in connection with the operation of motor vehicles. Cities also have road maintenance taxes that are levied on residents and supplemented by tolls from transient vehicles. Automobile taxes are levied on taxis once a year.

     Taxis are required to have special plates, or "medallions", for which the historical cost is between $5,422, in smaller cities, and $26,265, in major cities; these medallions are valid for 50 years. A taxi medallion allows a driver to pick up passengers in the city where the taxi is licensed. However, drivers are not allowed to service customers originating from other cities.

     Positions as taxi drivers are competitively sought by individuals seeking higher income levels.

Automotive Repair Industry

     As the number of automobiles increases in China, the market for repair, maintenance and inspection services also is expected to increase.

     Repair work generated by insurance companies must be performed at designated repair shops. In each major city, the number of repair shops so designated is limited. Similarly, government regulations require annual inspections for automobiles and more frequent inspections for taxis; such inspections must be made by a government certified inspection station.

     At present, the market for repair services is highly fragmented, with substantially all repair services being performed by small, individually operated repair shops.


Strategy

Rental Business

     The Company's strategy is to create a Chinese nationwide automobile rental system.

     The Company intends to purchase as many automobiles for the Rental Business as its capital resources permit. At present, a total of 1,218 cars are deployed in the Rental Business in eight cities. Rental cars are available in five different models. The cars are located either at the headquarters in each city or at strategically located satellite stations.

     At present, all the Company's 1,218 cars deployed in the Rental Business are under short-term leases. A majority of the lessees are individual tourists and other foreigners located in China, who pay an average rent of $1,500 per month. The Company also plans to have long-term leases primarily with corporate and governmental organizations, and to continue to have short-term leases primarily with individuals. The average rent under a long-term lease is expected to be $1,000 per month with a deposit of approximately $3,600.

     The Company will solicit individuals to enroll in membership plans, in which members will pay an annual membership fee, which will entitle them to discounts and waivers of deposits.

     The Company plans to use a variety of marketing techniques and media, including television, radio and print advertising, direct selling, direct mail and public relations, and strategic alliances with hotel chains, travel agencies and transportation centers.

Taxi Business

     The Company intends to expand its taxi fleet into the same cities in which it will have automobile rental operations, initially beginning with expansion into Wuhan, Chengdu, Beijing and Shanghai. Although the Company does not currently own any taxi licenses in these cities, the Company will attempt to acquire licenses through acquisitions of companies that already own licenses in these cities. Such acquisitions would be subject to, among other things, certain governmental approvals. There can be no assurance such acquisitions will be made, or, if they are made, that the terms on which such acquisitions are made will be favorable to the Company.

     The Company controls certain costs by engaging taxi drivers as independent contractors, rather than hiring them as employees. As independent contractors, the drivers, rather than the Company, are responsible for certain costs, including certain taxes, road maintenance fees, insurance and repairs. See "Business Operations -- Taxi Business" below.

Repair Business

     The Company intends to open automotive repair shops in cities in which it operates the Rental Business and Taxi Business. The Company believes these shops should benefit from the growing use of automobiles in China, the fragmented market for repair services in these cities and the repair services that will be required for the growing number of cars in the Rental Business and Taxi Business. The Company also believes that, by providing repair services for the Rental Business and the Taxi Business, the Company should be able to reduce repair, maintenance and inspection expenses for its own automobiles and, at the same time, provide repair, maintenance and inspection
services to others efficiently.   In that connection, the Company
believes it should benefit from reductions in the purchase price of spare parts because of bulk purchases of automobiles for the Rental Business and Taxi Business.

     In addition, the Company intends to work with a limited group of major domestic Chinese automobile manufacturers to open repair stations specializing in their automobiles.

Hotel

     The Company intends to market the Hotel primarily to upscale customers and to tourists who visit the nearby scenic attractions. In addition, the Hotel will market its conference facilities to businesses and other groups for meetings and special events.


Business Operations

Rental Business

     The Company began the Rental Business with 100 cars in August 1997 in the city of Ganzhou. At present, the Company has deployed 1,218 automobiles in the Rental Business: 100 in Ganzhou, 200 in Guangzhou, 100 in Nanchang, 70 in Xian, 100 in Nanjing, 250 in Chengdu, 200 in Changsha and 198 in Yueyang. The Company also has licenses to operate in Congxing, Guilin, Beijing, Shanghai and Wuhan.

     Generally, operations in each city are based in a 200 to 800 square meter rented space, which is supported by 100 to 200 square meters of satellite stations and a large rental lot. A total of three to five employees in each city provide 24-hour access to rental cars. Approximately one-third of the employees are in sales and marketing, one-third in management and one-third in operations. The Company has marketing agreements with several hotels and airports.

     The Company will be tailoring its Rental Business to three main categories of customers:

     Foreign Tourists and Foreigners Living in China.  At
     present, short-term leases to foreign tourists and
     foreigners living in China account for 62% of the 1,218 cars
     deployed in the Rental Business.    The process for
     foreigners to obtain drivers licenses in China has recently been simplified; tourists with the proper identification and credit generally have access to cars within 24-hours.

     Corporations and Government Agencies. Corporations and government agencies in China typically rent automobiles for most of their transportation needs. At present, short-term leases to corporations (both foreign and domestic) and government agencies account for 32% of the 1,218 cars deployed in the Rental Business.

     Chinese Individuals. At present, short-term leases to Chinese individuals account for 6% of the 1,218 cars deployed in the Rental Business.

     In a long-term lease, the Company plans to charge a deposit ranging from $3,000 to $6,000 for each leased automobile. The typical long-term lease is expected to be one year at a monthly rental of approximately $1,000. Rent on corporate and government long-term leases generally is expected to be less than rent on long-term leases for individuals; corporate and government customers often receive volume discounts. The Company will pay for the insurance on the automobile and standard repairs resulting from general wear and tear, which will not be included in the basic fees. Automobiles under long-term leases that are two years old are expected either to be sold in the used automobile market, converted into taxis, traded back to the manufacturer or sold to the lessee under an option to purchase agreement.

     Depending on the length of each short-term lease, deposits up to $600 are required. Rental charges are based on the distance traveled in segments of time. Generally, there is a 10% discount for rentals over three days, a 15% discount for monthly rentals and a 20% or greater discount for leases of three months or longer.

     Customers may reserve cars. If reservations are canceled within the 24-hour period prior to the anticipated rental, the Company retains 50% of the advanced deposit. Domestic individuals who do not participate in the Company's Rental Card Program are required to deposit cash or present a credit or debit card for a deposit. Two forms of a pictured identification are required. If an individual does not have a debit card for the required deposit, the Company requires that the individual's obligations be guaranteed by a local resident whose identification and solvency can be confirmed. For tourists, the Company checks the identification of the driver, including his or her address, visa and any prior violations on his or her driver's license.

     The Company relies on insurance coverage as security against damage. All automobile insurance contracts in China provide "no-fault" coverage, with various deductible amounts typically totaling the amount of the deposit. The cost of the insurance is incorporated into the rental fee.

     The Company does not impose "drop charges" on customers who return their cars to a Company rental location different from the location in which the rental originated. However, a drop charge is required for returning an automobile to a rental location not owned by the Company (which are limited to locations where the Company has entered into an agreement with an organization for accepting returned automobiles).

     The Rental Business has approximately 100 employees.

Taxi Business

     Prior to 1988, all taxi licenses and operations were state-owned. Shenzhen was the first Chinese city to sell taxi licenses to private citizens. The Company has 528, or 6.8%, of all the taxi licenses in Shenzhen. The Company is the largest independent taxi organization in Shenzhen. The remaining taxi companies in Shenzhen are controlled by the government; most have fewer than 50 cabs.

     Additionally, the Company has 150 taxis in Shimen, Hunan
Province and 50 taxis in Ganzhou, in Jiangxi Province.

     The Company's taxi headquarters, located in Shenzhen in a modern two-floor office space with 2,000 square meters per floor, has 52 employees. Computer operations, a cashier center for collecting payments from drivers, a dispatch center, all accounting and financial functions, a large meeting room for bi-monthly meetings and departments for safety, mechanical maintenance and public records are located at these headquarters. The Company controls its Shenzhen fleet and communicates with its fleets in other cities through its centralized control facility in Shenzhen. The taxi operations outside Shenzhen have separate accounting, administration and technical departments, although Company-wide policies are promulgated and implemented through the Shenzhen office.

     The Company has a computerized phone reservation system, which is staffed 24-hours a day. Continuous communication with its taxis is maintained through the Company's central dispatch system. This allows the Company to radio passenger locations to its drivers and assign a taxi number to the passenger. Reservations are generally made by passengers for long-distance trips, such as trips to other cities or to the airport. The Company does not charge its taxi drivers for referrals from the reservation system. The Company offers its customers bottled water for long trips and the availability of non-smoking taxis.

     The Company's taxi drivers are organized by fleets of 100 drivers per fleet, partly for administration purposes and partly to inspire a competitive spirit to foster the Company's demand
for high quality service.   There are 50 cabs in each fleet with
two drivers per cab.

     The Company has a structured training program for its taxi drivers, with the objective of improving reliability and customer service. All drivers are required to pass an initial training program that involves procedures for customer courtesy, dress codes, suggestions about personal care, the Company's reservation and tracking systems and inspection and repair procedures. Ongoing education is required for all drivers twice a month at the Company's headquarters, and includes safety training, security, new regulations and Company procedures, construction and routing developments, customer courtesy tips and suggestions for improvements in efficiency.

     The Company attempts to provide an incentive to its drivers by providing an annual "Most Excellent Driver Award", which is awarded to the driver with the best record in terms of the least number of accidents and tickets, honesty in reporting and returning items lost by customers and favorable customer service reports. The award recipients are given a sizable financial reward and honored at the Company's annual dinner banquet. Each year, the Company also provides permanent residence awards based on merit to 10 drivers who are non-residents of Shenzhen.

     A Company newsletter is regularly issued to all employees and drivers focusing on performance achievements of the Company as a whole, individual efforts and successes of its personnel, as well as accident records and noteworthy penalties that individuals may receive.

     Since drivers are not hired as employees, the Company does not extend full employee benefits, such as health insurance and housing subsidies, to its drivers. The Company does provide drivers clothing with the Company logo annually, new seat covers as required, accommodations for visiting friends and relatives and meals during Company meetings. Company sponsored events include picnics, trips, banquets, health classes and lectures by police and tradesmen about new mechanical techniques. The Company believes those efforts provide a serious sense of pride among its employees and taxi drivers.

     The Company also implements a system of discipline and penalties for drivers who digress from the Company's standards. Financial penalties are imposed for missing Company meetings, worsening accident records and violating traffic rules. In some cases, the penalties that are levied on individual drivers also are levied on the driver's peers and on management. Records of performance, both favorable and unfavorable, are posted publicly for all employees to view. Fines collected are added to the Company's pool of capital supporting its reward programs.

     Drivers are allowed to share the cost of leasing the taxi with one or more associates so the taxi may run 24-hours a day. Drivers in Shenzhen are required by the Transportation Department to rest at regular intervals in order to assure alertness and maximum safety. Primary and additional drivers are required to be licensed by the local authorities and must pass both a written and an oral test annually. Drivers usually work 12-hour shifts and change at 7:00 a.m. and 7:00 p.m.

     Drivers make an initial deposit with the Company for a three-year lease of the car (the "Lease Payment"); the Lease Payment generally ranges from approximately $6,046 to $10,278 (depending on whether the taxi is new or used); 20% of the Lease Payment is refundable, depending upon the condition of the car and the performance by the driver of obligations under the lease agreement. The lease is renewable, for an identical Lease Payment, for an additional four-year period. At the end of seven years, the driver has the option to continue driving the car as a taxi for the Company upon renewing the lease and making another Lease Payment or to purchase the automobile for his own use for the residual market value of the automobile.

     During the term of the lease, a driver pays the Company approximately $800 a month as a rental fee pursuant to a lease agreement, regardless of mileage or the number of customers served. The rental fee is the principal revenue the Company receives from the Taxi Business. In addition, taxi drivers pay the Company approximately $160 a month for a variety of other items, including a repair fund reserve, taxes to various regulatory groups, insurance and a communications charge. Drivers also must pay an average of $6 a month to the Company's repair shops to supplement the repair reserve fund. A driver is responsible for paying a night time rental fee averaging $109 a month, if the driver has associates driving the taxi during the night shift. At present, most drivers have associates driving during the night shift.

     Taxi related costs the Company pays (supplemented by the approximately $160 collected from its drivers) include accident insurance, insurance to benefit drivers in the event of the Company's bankruptcy and certain taxes and inspection fees.

     Once a driver enters into a lease with the Company, he has a monthly appointment at the Company's headquarters for meter monitoring and a monthly inspection at the Company's repair shops. Taxi drivers are allowed to offer taxi services 24 hours a day and to use the automobile for commuting purposes.

     The following table sets forth the Company's average revenue per taxi in 1997, and the components of such revenue:





          Components of Revenue Per Taxi          Amount
          ------------------------------          ------
          Rental fee. . . . . . . . . . .         $9,624

          Allocable portion of Lease Payment       2,420

          Night shift rental fee . . . .           1,192
                                                  -------
                                                  $13,236
                                                  =======

     The Company estimates that the average Shenzhen driver earns $70 to $90 a day in taxi fares from his taxi. The following table sets forth the average operating expense per taxi in 1997, and the components of such expense. The taxi driver pays all the operating expenses.

          Components of Operating Expense
          Per Taxi                                Amount
          -------------------------------         ------

          Insurance . . . . . . . . . . .         $1,099
          Road maintenance fee . . . . .             624
          Traffic regulation fee . . . .             116
          Motor vehicle tax . . . . . . .             29
          Communication fee . . . . . . .             26
          Personal income tax . . . . . .            145
                                                  ------
                                                  $1,904
                                                  ======

     The Taxi Business has approximately 65 employees, in addition to approximately 1,500 taxi drivers, who are not employees.

Repair Business

     The Company has a repair shop, which is located in Shenzhen.
The shop is based in a 908 square meter facility near the Company's headquarters. This facility offers a full range of repair services and is equipped with hoists, air compression systems and a sizable body work and painting department.

     Employees working two shifts are able to service approximately 30 repair assignments simultaneously. Two senior mechanics supervise the entire repair service staff, who are assigned to four categories of repair operations:

          The most labor intensive repair services involve the engine, the power train, the brakes and other mechanical repairs.
These services are handled by 25 individuals, including five mechanics.

          A staff of four automotive electrical system specialists handles electrical problems with a wide range of metering, gauging and sensor equipment.

          Six employees use bumping equipment, hydraulic tools and finishing tools for repairing body damage.

          Five employees are assigned to the painting bin, where paints of all colors and finishing surfaces are applied to repaired metal components.

     Approximately 50% of repair services revenues are generated by engine and mechanical work, 40% by body and painting work and 10% by electrical systems repair. Prices for repair services are based on the category of repair and the model of automobile; the Company does not charge on the basis of time and parts.

     Automobile repair relating to insurance claims must be performed at designated repair stations. The Company has one of only two city-wide designated repair stations for insurance claims in Shenzhen. Insurance claims are a relatively consistent source of business. When an accident occurs, the Company sends an inspector to the accident scene to assess the damages with the insurance company representative. By mutual agreement, a fee is negotiated for the required repairs. Insurance business generates a slightly higher profit margin than non-insurance repair services. Revenue attributable to insurance claims in 1997 and 1996 was approximately 20% and 24%, respectively, of Repair Business revenue.

     Government regulation requires an annual inspection for all automobiles registered in a city. An inspection of the vital mechanical functions of an automobile must be made by a government certified inspection station. The Company's repair shop is so designated. The Company provides inspection services at no charge to the Rental Business and Taxi Business.

     Taxis have stringent inspection requirements. In addition to the ordinary annual inspection, quarterly inspections of taxis also are required. The Repair Business provides this service at no charge to the Taxi Business. The Company also requires monthly inspections of its taxis; drivers pay a $8 monthly charge for these inspections. The Company charges only modest fees for inspection services, because inspections generate maintenance and other repair assignments.

     The Company generally charges customers for parts at about
120% to 130% of cost plus the labor for installation.

     In addition to repair services offered at its repair shop, the Company offers road side repair services. The Company has two tow trucks in Shenzhen and plans to increase its tow truck fleet as part of its expansion. The charge for towing depends on the towing distance. For towing within Shenzhen, the Company charges a fixed rate of $42. Towing services for the Rental Business are paid by the Company; towing services for the Taxi Business are paid by the taxi drivers.

     The Repair Business employs a total of 56 individuals:
three managers, 13 administrators, seven licensed mechanics, five assistant mechanics and 28 licensed technicians.

Hotel

     The Hotel will be located in Shimen in northwest Hunan Province. The Hotel currently is scheduled to commence operations in early 1999. Shimen is near the route from Beijing, Shanghai and Guangzhou to Tao Hua Yuan, the largest national park in Hunan Province with an estimated annual tourist population of approximately 10,000,000. Shimen also is 150 kilometers from the Three Gorges Dam and is adjacent to the Zhang Jia Je, a well-known resort area.

     The Hotel is designed to be the most upscale hotel in Shimen. The rooms are currently planned to rent for approximately $30 per room per night. The Hotel's restaurant is expected to have 15 tables and 12 private rooms. The Hotel is expected to have approximately 160 employees.

     Seven individuals currently are employed in the development of the Hotel. The construction of the mainframe structure of the Hotel is complete. The next phase of development is the interior design and decoration of the Hotel. The estimated cost of completing the Hotel is approximately $1,740,000. To date, development of the Hotel has cost approximately $2,333,000.


Description of Property

     The Company leases two floors for its taxi headquarters, which are located in a modern, seven-story building in Shenzhen with 2,000 square meters per floor. The lease expires in 2001. The annual rent under the lease is $6 per square meter per month.

     The Company leases its facilities for the Rental Business in each city in which it operates. The leases cover 200 to 800 square meters of office space in each location, 500 to 4,000 square meters of rental lot space in each location and 100 to 200 square meters of space in each satellite station. The leases expire at various times over the next 5 years. The annual rent under the leases ranges from $3 to $6 per square meter per month.

     The Company owns its automobile repair shop in Shenzhen.
The shop occupies a 908 square meter facility.

     The Hotel will be in the city of Shimen in northwest Hunan Province. It is scheduled to commence operations in early 1999. The Hotel is located on 6,666 square meters, on which the Hotel's 12,800 square meter, 12-story structure is built. The Hotel is expected to have 124 rooms, a restaurant, a disco entertainment area, a variety of conference rooms and a retail shop.


Legal Proceedings

     The Company is not involved in any material legal proceedings.






















                           MANAGEMENT

Directors and Executive Officers

     The following table sets forth information regarding the directors and executive officers of the Company.

Name                Age                 Positions
------              ----                ---------

Wu Zhi Jian          38       Chairman of the Board, Director

Andrew Lee           49       President, Director

Willy Wu             36       Executive Vice President, Chief
                              Financial Officer

Peng Jun             27       Executive Vice President,
                              Treasurer, Director

Zhang Li Wei         38       Director

Li Yong Yuan         51       Director

Mona Ng              32       Secretary

     Wu Zhi Jian has been the chairman and director of the Company since February 1997. Mr. Wu founded Jinzhenghua
Transport in 1988. Mr. Wu is the chairman and founder of Shenzhen Zhenghua Group Co. Ltd., which is a diversified group of companies.

     Andrew Lee has been the president and director of the Company since 1997. Since 1997, Mr. Lee has been the co-chairman and co-chief executive officer of Greater Alliance Corporation, a company that provides financial services. Since 1992, Mr. Lee has been the president and chief executive officer of First Shanghai Corporation, a merchant bank, BOXX International Corporation, a computer and electronics company, and TowerCom Inc., a software company. Mr. Lee also is chairman of Valentine USA Inc., a company that manufactures ladies' apparel. Mr. Lee also is a director of Consygen Inc., a software development company. Mr. Lee received graduate degrees in business administration and electrical engineering at Columbia University. Mr. Lee also holds a visiting professorship at Guangxi Institute of Technology in Guangxi, China.

     Willy Wu has been the executive vice president and chief financial officer of the Company since January 1998. Since 1993, Mr. Wu has been the vice president and treasurer of First Shanghai Corporation, a merchant bank, and the chief financial officer of Valentine USA Inc. and M.L.J. Fashions Inc., companies that manufacture ladies' apparel. From 1985 to 1993, Mr. Wu was employed as an accountant by KPMG Peat Marwick in the auditing and the management consulting groups. Mr. Wu received a degree in accounting and computer applications and information systems from New York University Stern School of Business in 1985. Mr. Wu is a certified public accountant in New York State.

     Peng Jun has been the executive vice president, treasurer and director of the Company since 1997. From 1994 to 1997, Mr. Peng was standing director of the Board of Shenzhen Zhenghua Group Co. Ltd. and chairman and general manager of Shenzhen Zheng Hua Industrial Development Main Company. In 1994, Mr. Peng was appointed vice general manager of Guo Run Taxi Service Company. From 1991 to 1994, he was manager of Jun Peng Repair Shop.

     Zhang Li Wei has been a director of the Company since March 1997. From 1995 to 1997, he was chief executive officer and a director of Jinzhenghua Transport. From 1994 to 1995, he was a director of the Shenzhen Zhenghua Group Co. Ltd. and chairman of Zheng Hua Trading Company, and general manager of the Taxi Business. From 1992 to 1994, Mr. Zhang was general manager of Taolin Hotel in Changde.

     Li Yong Yuan has been a director of the Company since 1997. From 1994 to 1997, Mr. Li has been a standing director of Jinzhenghua Transport and Shenzhen Zhenghua Group Co. Ltd. From 1993 to 1994, Mr. Li was assistant to the president and vice general manager of Shenzhen Zheng Hua Industrial Development Main Company. From 1988 to 1993, Mr. Li was standing vice general manager of Shenzhen Zheng Hua Industrial Development Main Company.

     Mona Ng has been the secretary of the Company since February 1998. Since 1994, Ms. Ng has been the vice president and secretary of First Shanghai Corporation, a merchant bank. In October 1990, Ms. Ng co-founded Valentine USA Inc., a company that manufactures ladies apparel. From 1988 to 1990, Ms. Ng was employed as a loss control consultant in the commercial insurance division of Cigna Corporation. Ms. Ng received a degree in finance and economics from New York University Stern School of Business in 1988.


Executive Compensation

     In 1997, the Company did not provide compensation or other benefits to any of its directors or executive officers.

     At present, the Company has no agreements, plans or arrangements under which its executive officers or other significant employees are being, or in the future are to be, compensated.














































         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Historically, Shenzhen Zhenghua Group Co. Ltd. (the "Zhenghua Group"), of which Mr. Wu is chairman and founder, has provided a significant portion of the Company's financing.
During 1997 and the three months ended March 31, 1998, the Company received interest-free loans totaling $24,182,000 and $200,000, respectively from the Zhenghua Group, of which the Company has repaid a total of $13,468,000 as of March 31, 1998. Additionally, during 1997, the Zhenghua Group relieved the Company of its obligation to repay $7,476,000 of the outstanding balance by contributing that amount to the Company's capital. At March 31, 1998, the Company owed the Zhenghua Group a total of $5,596,000. The loans have no stated terms or repayment provisions. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources".

     In late 1997, the Company borrowed $3,500,000 aggregate principal amount from Yeung Ming-Sum ("Mr. Yeung") and Neolite Neon Co. Pty. Ltd. ("Neolite"). Mr. Yeung and Neolite loaned the Company $2,000,000 and $1,500,000, respectively. Each loan bore interest at the rate of 12% a year and matured 180 days after the respective loan was made. After the due date of each loan and prior to payment in full, the principal and interest on each loan was convertible, at the lender's option, into the number of shares of Company Common Stock determined by dividing the amount required to be paid under the loan that the lender wished to convert by 50% of the average closing bid price of the Company Common Stock on the five trading days immediately before the conversion. Mr. Yeung and Neolite converted the outstanding balances on the loans into 665,078 and 492,993 shares of Company's Common Stock, respectively, in late March 1998. The loans were secured by 35%, in the aggregate, of the Company's ownership interest in Jinzhenghua Transport (20% and 15% of the Company's ownership interest, in respect of the loans from Mr. Yeung and Neolite, respectively). In addition, Mr. Wu had guaranteed the Company's obligations under each loan, and had pledged an aggregate of 875,000 shares of Company Common Stock he owned to secure that guarantee, 500,000 of which were pledged to secure the guarantee to Mr. Yeung and 375,000 of which were pledged to secured the guarantee to Neolite. In addition, at the time the loans were made, Mr. Wu transferred to the lenders an aggregate of 43,750 shares of Company Common Stock, 25,000 of which were transferred to Mr. Yeung and 18,750 of which were transferred to Neolite. Each lender also has certain so-called "piggy-back registration rights" with regard to the shares of Company Common Stock referred to above. Except through their beneficial ownership of shares of Company Common Stock, neither
Mr. Yeung nor Neolite is affiliated with the Company.   See "Risk
Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Principal Shareholders".

     During 1997, Peng Jun ("Mr. Peng"), a director and executive officer of the Company, was indebted to the Company at various times in amounts up to $633,000. The indebtedness did not bear interest. During 1997, Mr. Peng repaid the indebtedness in full.

     Wu Qi Mei, Mr. Wu's mother, owns the 8% of Jinzhenghua
Transport that the Company does not own.

     Zhenghua Group owns all the minority interests in the Company's subsidiaries, other than (i) 25% of the hotel subsidiary, which is owned by another affiliate of Mr. Wu; (ii) 15% of the hotel subsidiary, which is owned by an unaffiliated party; and (iii) 30% of the car rental subsidiary that operates in Jiangxi Province, which also is owned by an unaffiliated party.

     For information concerning the Reorganization, see "The
Reorganization".




























                     PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to the Company Common Stock beneficially owned as of May 26, 1998 by
(i) each person known by the Company to be the beneficial owner of more than 5% of the shares of Company Common Stock, (ii) each director individually, (iii) each executive officer individually and (iv) all executive officers and directors as a group.

Name and Address         Amount and Nature of     Percent
5% Shareholders          Beneficial Ownership     of Class
------------------       ----------------------   --------

Wu Zhi Jian                   2,131,860(1)          28.1%
7/F, Business Bldg.
No. 1 Suncang
Bao'an North Rd.,
Shenzhen City
People's Republic of
China

Ventureglobe Limited            421,976             5.6%
1st Floor, Moore Stephens
House
Kamul Highway
Port Vila, Vanuatu
South Pacific


Other Executive Officers
and Directors
-------------------------

Peng Jun                      240,158               3.2%
7/F, Business Bldg.
No. 1 Suncang
Bao'an North Rd.,
Shenzhen City
People's Republic of China

Zhang Li Wei                   30,000               0.4%
7/F, Business Bldg.
No. 1 Suncang
Bao'an North Rd.,
Shenzhen City
People's Republic of China

Li Yong Yuang                      30,000           0.4%
7/F, Business Bldg.
No. 1 Suncang
Bao'an North Rd.,
Shenzhen City
People's Republic of China

Directors and executive            2,432,018       32.1%
officers as a group
(four individuals)

-----------------
     (1) Excludes 300,199 shares of Company Common Stock owned by Mr. Wu's mother, Wu Qu Mei, which Mr. Wu disclaims beneficial ownership.






































                 SHARES ELIGIBLE FOR FUTURE SALE

     The 7,596,936 shares of Company Common Stock to be issued in the Reorganization will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares issued to affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144.

     2,432,018 of the Company's 7,596,936 shares of Company Common Stock will be issued to parties who may be deemed to be affiliates. Under Rule 144 as currently in effect, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Company Common Stock (75,969 shares immediately after the Reorganization) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements.

     Sales of substantial amounts of Company Common Stock under Rule 144 or otherwise, or even the potential of such sales, could depress the market price of the Company Common Stock, and could impair the Company's ability to raise capital through the sale of its equity securities.

     Prior to the Reorganization, there has been no public market for the Company Common Stock and there can be no assurance that a market will develop or be sustained following the Distribution.


                  DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock having a par value of $0.01 per share, and 5,000,000 shares of preferred stock having a par value of $0.01 per share.

     The following is a description of all the material features of the Company's capital stock, and the Company's certificate of incorporation and bylaws. The description is qualified in its entirety by the provisions of the certificate of incorporation and bylaws and the Delaware General Corporation Law.


Common Stock

     There are 7,956,936 shares of Company Common Stock outstanding. The holders of Company Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes. Thus, the owners of a majority of the Company Common Stock outstanding may elect all the directors, if they choose to do so, and the owners of the balance of the shares would not be able to elect any directors. Subject to the rights of holders of any future series of undesignated preferred stock that may be designated, each share of outstanding Company Common Stock is entitled to participate equally in any distribution of assets made to the shareholders in liquidation, dissolution or winding-up of the Company and is entitled to participate equally in dividends as and when declared by the board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Company Common Stock. All shares of Company Common Stock have equal rights and preferences.


Preferred Stock

     The board of directors is authorized, without further shareholder approval, to issue from time to time shares of preferred stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the board may fix by resolution.

     The board of directors is empowered to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of the Company Common Stock.

     The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of Company Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. For example, the board of directors could issue such shares as a dividend to holders of Company Common Stock or place such shares privately with purchasers who may side with the board of directors in opposing a takeover bid. The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their Company Common Stock and also may have a depressive effect on the market price of the Company Common Stock.


Delaware Anti-Takeover Law and Certain Charter Provisions

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;
(ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, under Delaware law, those shares owned (x) by persons who are directors and also officers, and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation), or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 662[ ]3% of the outstanding voting stock which is not owned by the interested shareholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested shareholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder, or (v) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested shareholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


Anti-takeover Effect of Provisions of the Certificate of Incorporation and Bylaws

     Certain provisions of the Company's certificate of incorporation and Delaware law may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Company Common Stock. In particular, the ability of the board of directors to issue preferred stock without further shareholder approval may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Company Common Stock. In addition, the Company's certificate of incorporation does not permit shareholders to vote cumulatively for directors.


Transfer Agent and Registrar

     The transfer agent and registrar for the Company Common
Stock is ChaseMellon Shareholder Services, L.L.C.


        COMPARISON OF DELAWARE AND NEVADA CORPORATION LAWS

     As a result of the Reorganization, holders of Dawson Common Stock, which is subject to the Nevada General Corporation Law (the "Nevada Law"), will become holders of Company Common Stock, which is subject to the Delaware General Corporation Law ( the "GCL"). The Nevada Law is substantially similar to the GCL. The following summarizes all the material differences between the Nevada Law and the GCL.

     Preemptive Rights

     Under the Nevada Law applicable to corporations organized prior to October 1, 1991 (as Dawson was), shareholders of Nevada corporations are permitted to have preemptive rights to purchase newly issued shares, unless prohibited in the certificate of incorporation. Dawson's articles of incorporation do prohibit such rights. Under the GLC, shareholders do not have preemptive rights, unless there is a specific provision granting such rights in the certificate of incorporation. The Company's certificate of incorporation does not contain such a provision. Accordingly, the Reorganization will not have a practical impact on shareholders in terms of preemptive rights.

     Examination of Books and Records

     Under the Nevada Law, a person must be the holder of record of, or the holder of record of voting certificates for, or have been authorized in writing by the holders of, at least 15% of all outstanding shares of a corporation in order to examine the books of account and all financial records of a corporation. Under the GLC, any shareholder with a proper purpose may demand inspection. The Nevada Law does not apply to any corporation listed and traded on any recognized stock exchange or that furnishes its shareholders a detailed annual financial statement.

     Dividends

     Under the GCL, unless otherwise provided in the certificate of incorporation, a corporation may declare and pay dividends out of surplus, or, if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the GCL provides that a corporation may redeem or repurchase its shares only out of surplus.

     The Nevada Law provides that no distribution (including dividends on, or redemption or repurchase of, shares of capital stock) may be made, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be needed at the time of a liquidation to satisfy the preferential rights of preferred shareholders.

     Except pursuant to the Reorganization, neither Dawson nor the Company currently intends to pay dividends or make any other distributions on its capital stock. Nevertheless, the difference between the GCL and the Nevada Law with respect to amounts available for dividends or other distributions could affect future dividends or other distributions, if any are declared.





     Anti-Takeover Legislation

     Both the GCL and the Nevada Law contain provisions restricting the ability of a corporation to engage in business combinations with an interested shareholder. Under the GCL, except under certain circumstances, a corporation is not permitted to engage in a business combination with any interested shareholder for a three-year period following the date such shareholder became an interested shareholder. The GCL defines an interested shareholder generally as a person who owns 15% or more of the outstanding shares of such corporation's voting stock.

     Under the Nevada Law, except under certain circumstances that vary from the exceptions under the GCL, business combinations with interested shareholders are not permitted for a three-year period following the date such shareholder became an interested shareholder, the same period provided for under the GCL. The Nevada Law defines an interested shareholder, generally, as a person who owns 10% or more, rather than 15% or more as provided under the GCL, of the outstanding shares of the corporation's voting stock.

     In addition, the Nevada Law generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person", unless such voting rights are conferred by a majority vote of the disinterested shareholders. "Control shares" are the shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest". "Controlling interest" is defined in terms of threshold levels of voting ownership, which thresholds, whenever crossed, trigger application of the voting prohibition with respect to the newly acquired shares.

     The Nevada Law also contains general provisions permitting directors to (i) take action to protect the interests of the corporation and its shareholders, including the adoption or execution of plans affecting the holder(s) of a specified number of shares or percentage of share ownership or voting power and
(ii) to resist a change or potential change in control of the corporation, if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

     Indemnification of Directors and Officers and Advancement of Expenses

     The GCL and the Nevada Law have nearly identical provisions regarding indemnification by a corporation of its officers, directors, employees and agents, except Nevada Law provides broader indemnification in connection with shareholder derivative lawsuits.

     The GLC and the Nevada Law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. The GCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount, if it is ultimately determined that he is not entitled to be indemnified by the corporation. Thus, a corporation has the discretion to decide whether or not to advance expenses.

     Under the Nevada Law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must advance expenses before the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount, if it is ultimately determined that he is not entitled to be indemnified by the corporation. Thus, a Nevada corporation may have no discretion to decide whether or not to advance expenses.

     Limitation on Personal Liability of Directors

     Delaware corporations are permitted to adopt charter provisions limiting, or even eliminating, the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

     While the Nevada Law has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in two respects. First, the Nevada provision applies to both directors and officers. Second, while the Delaware provision excepts from limitation on liability a breach of the duty of loyalty, the Nevada counterpart does not contain this exception. Thus, the Nevada provision permits a corporation to limit the personal liability of directors and officers for a breach of the duty of loyalty.

     The Company certificate of incorporation, like the Dawson articles of incorporation, contains a provision limiting the personal liability of directors. However, unlike the Company certificate of incorporation, the Dawson articles of incorporation also limit the liability of officers. Under the laws of either state, the charter provision will not have any effect on the availability of equitable remedies, such as an injunction or recission based upon a breach of the duty of care, or on liabilities that arise under certain federal statutes, such as the securities laws.

     Under the GCL, directors are jointly and severally liable to a corporation for willful or negligent violations of statutory provisions relating to the purchase or redemption of a corporation's own shares or the payment of dividends for a period of six years from the date of such unlawful act. A director who was either absent or dissented from the taking of such action may exonerate himself from liability by causing his dissent to be entered in the corporation's minutes. Under the Nevada Law, directors are jointly and severally liable to the corporation, if they vote for or assent to acts that violate statutory provisions relating to the purchase of a corporation's own shares, the payment of dividends, the distribution of assets in liquidation or any loans or guarantees made to a director, until the repayment thereof. Under the Nevada Law, there is no express standard of conduct that can protect a director from liability or any express statute of limitations with respect to any such illegal acts by a director, as there are under the GCL. Absent directors are not liable, as long as they did not vote for or assent to any of the illegal acts. The Nevada Law, unlike the GCL, allows a director who was present at a meeting that approved an illegal act to avoid liability, even if he does not register his dissent in the minutes of the meeting, by voting against the illegal act and registering his dissent at a later time in a separate writing filed with the secretary of the meeting.

     Amendment to Charter and Bylaws

     The GCL and the Nevada Law require the approval of the holders of a majority of all outstanding shares entitled to vote (with each shareholder being entitled to one vote for each share held) to approve proposed amendments to a corporation's charter. Neither state requires shareholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock, provided that the corporation's charter documents grant such power to its board of directors. The holders of the outstanding shares of a particular class are entitled to vote as a class on a proposed amendment, if the amendment would alter or change the power, preferences or special rights of one or more series of any class to affect the series adversely. The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock entitled to vote thereon (without a class vote), if so provided in any amendment to the certificate of incorporation or resolutions creating such class of stock.

     Classified Board of Directors

     The GCL permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. The shareholders must elect only one class each year and each class has a term of office at least one year but no longer than three years. The Company's certificate of incorporation does not provide for a staggered board.

     The Nevada Law also permits corporations to classify boards of directors, provided that at least one-fourth of the directors are elected annually. The Dawson articles of incorporation do not provide for a staggered board.

     Cumulative Voting

     Cumulative voting for directors entitles each shareholder to cast a number of votes equal to the number of voting shares held by such shareholder multiplied by the number of directors to be elected and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority shareholder or group of shareholders to elect at least one representative to the board of directors, where such shareholders would not be able to elect any directors without cumulative voting.

     The Nevada Law permits cumulative voting in the election of directors, as long as certain procedures are followed. Although the GCL does not explicitly grant cumulative voting, a Delaware corporation may provide for cumulative voting in the corporation's certificate of incorporation. Neither the Dawson articles of incorporation nor the Company's certificate of incorporation provide for cumulative voting.


     Vacancies

     Subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies during the year may be filled under the GCL and the Nevada Law by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director appointed holds office for the remainder of the full term of the class of directors in which the vacancy occurred.

     Removal of Directors

     Under GCL, the holders of a majority of voting shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board, without cause, unless
(i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause, if the vote cast against his removal would be enough to elect him. The Nevada Law requires at least two-thirds of the voting shares or class entitled to vote at an election of directors to remove a director. Furthermore, the Nevada Law does not make a distinction between removals for cause and removals without cause.

     Under the GCL, a director of a corporation that does not have a classified board or permit cumulative voting may be removed, without cause, by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors.

     Actions by Written Consent of Shareholders

     The Nevada Law and the GCL each provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing. In addition, the GCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those shareholders who did not consent in writing.


     Shareholder Vote for Mergers and Other Corporate
     Reorganizations

     In general, both jurisdictions require authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all the assets of the corporation. Neither jurisdiction requires approval by the shareholders of a surviving corporation in a merger or consolidation, as long as the surviving corporation issues no more than 20% of its voting stock in the transaction.

     Appraisal Rights; Dissenter's Rights

     Both jurisdictions provide that shareholders have the right, in some circumstances, to dissent from certain corporation reorganizations and instead to demand payment of the fair cash value of their shares. Under the GCL, unless a corporation's certificate of incorporation provides otherwise, dissenters do not have appraisal rights with respect to: (i) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, designated as a National Market System Security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 shareholders, or (ii) shareholders of a corporation surviving a merger, if no vote of shareholders of the surviving corporation is required to approve the merger.

     The Nevada Law also limits dissenters rights when the shares of the corporation are listed on a national securities exchange or are held by at least 2,000 shareholders, unless the shareholders are required to accept in exchange for their shares anything other than cash or: (i) shares in the surviving corporation, (ii) shares in another entity that is publicly listed or held by more than 2,000 shareholders or (iii) any combination of cash or shares in an entity described in (i) or
(ii).


                            TAXATION

     The following is a summary of certain anticipated material United States federal income tax and China tax consequences of the ownership of the Company Common Stock. The summary represents the opinion of Proskauer Rose LLP, insofar as it relates to United States federal income tax law, and the Jun He Law Offices, insofar as it relates to China tax law. The summary does not deal with all possible tax consequences relating to the ownership of the Company Common Stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other national (i.e., non-United States and non-China) tax laws. Accordingly, each prospective owner of Company Common Stock should consult its own tax advisor regarding the particular tax consequences to it of the receipt and ownership of the Company Common Stock. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.


United States Federal Income Taxation

     The following discussion addresses only the material United States federal income tax consequences to a United States person (i.e., a United States citizen or resident, a United States corporation, or an estate or trust subject to United States federal income tax on all of its income regardless of source) owning Company Common Stock (a "U.S. Owner"). For taxable years beginning after December 31, 1996, a trust is a United States person only if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons have the authority to control all of its substantial decisions.

     A distribution with respect to the Company Common Stock made to a U.S. Owner will be included in the owner's gross income as a taxable dividend, to the extent of the Company's current or accumulated earnings and profits as determined under United States federal income tax principles. Any distributions in excess of such earnings and profits of the Company will first be treated, for United States federal income tax purposes, as a nontaxable return of capital, to the extent of the United States Investor's adjusted tax basis in the Company Common Stock, and then as gain from the sale or exchange of a capital asset, provided that the Company Common Stock constitutes a capital asset in the hands of the U.S. Owner.

     Subject to the discussion below, gain or loss on the sale or exchange of the Company Common Stock will be treated as capital gain or loss if the Company Common Stock is held as a capital asset by the U.S. Owner. Such capital gain or loss will be long-term capital gain or loss if the United States Investor has held the Company Common Stock for more than one year at the time of the sale or exchange, and, in the case of an individual, will be taxed at the lowest rates applicable to capital gains if the U.S. Owner has a holding period in the Company Common Stock of more than eighteen months.

     Various provisions of the Code impose special taxes in certain circumstances on the shareholders of non-United States corporations, and on the shareholders of United States corporations that are shareholders of non-United States corporations. The following is a summary of certain provisions that could have an adverse impact on the owners of Company Common Stock.

Personal Holding Company

     Sections 541 through 547 of the Code relate to the classification of certain corporations (including foreign corporations) as a personal holding company ("PHC") and the consequent taxation of such corporations on certain of their taxable income, to the extent amounts at least equal to such income are not distributed to their shareholders ("undistributed PHC income"). A PHC is a corporation (i) more than 50% of the value of the stock of which is owned, directly or indirectly (including pursuant to certain rules attributing ownership from related persons), by five or fewer individuals (without regard to their citizenship or residence), and (ii) that receives 60% or more of its gross income (in the case of a foreign corporation, U.S.-related gross income), as specifically adjusted, from certain passive sources, such as dividends, interest, royalties or rents. (For this purpose, "U.S.-related gross income" means the corporation's United States source income and certain types of its foreign source income that are effectively connected with the conduct of a United States trade or business.) If the Company or Jinzhenghua Transport is classified as a PHC, a PHC tax (which is in addition to the regular corporate tax) will be levied at the rate of 39.6% on that corporation's undistributed PHC income.

     While the Company and Jinzhenghua Transport and its subsidiaries will each satisfy the 50% PHC ownership test immediately following the Reorganization, the Company does not expect that any of them will have significant passive income and thereby be a PHC.

Foreign Personal Holding Company

     Sections 551 through 558 of the Code relate to a non-United States corporation classified as a foreign personal holding company ("FPHC") and include in the gross income of a United States person that is a shareholder of such a corporation its proportionate share of the undistributed income of the corporation. A non-United States corporation will be classified as a FPHC if (i) five or fewer individuals who are United States citizens or residents own, directly or indirectly (including pursuant to certain ownership attribution rules), more than 50% of the corporation's stock (measured either by voting power or value) (the "FPHC shareholder test") and (ii) the Company receives 50% or more of its gross income (regardless of source), as specifically adjusted, from certain passive sources such as dividends and interest (the "FPHC income test"). If a corporation is classified as a FPHC, a pro rata portion of its undistributed income is taxable as a dividend to United States persons (including United States corporations) that owned stock of the corporation on the last day of the corporation's taxable year, even if no distribution is actually made.

     Although the Company believes that Jinzhenghua Transport and its subsidiaries will not satisfy the FPHC shareholder test immediately after the Reorganization, it is possible that subsequent events could cause them to satisfy that test. In any event, the Company does not expect Jinzhenghua Transport or any of its subsidiaries to have significant passive income and thereby satisfy the FPHC income test.

Controlled Foreign Corporation

     Sections 951 through 964 and section 1248 of the Code relate to controlled foreign corporations ("CFCs") and may operate to cause certain undistributed income of such a corporation to be included in the gross income of certain shareholders and to convert into dividend income gains on dispositions of shares that would otherwise qualify for capital gains treatment. The imputation of undistributed income under section 951 applies only if those United States persons (including United States corporations) that individually own at least 10% of a non-United States corporation's voting stock own, in the aggregate, more than 50% (measured by voting power or value) of the shares of the non-United States corporation. Ownership is measured by reference to direct and indirect ownership (including pursuant to certain ownership attribution rules). In addition, section 1248 of the Code provides that if a United States person disposes of stock in a non-United States corporation and such person owned, directly or indirectly (including pursuant to certain ownership attribution rules), 10% or more of the voting shares of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain
adjustments).   This rule also applies to a disposition by a 10%
United States shareholder of the stock of a United States corporation formed or used principally for the holding of the stock of a CFC.

     Because 92% of the stock of Jinzhenghua Transport will be owned by the Company immediately after the Reorganization, Jinzhenghua Transport and its subsidiaries will be CFCs. The Company, however, does not anticipate that Jinzhenghua Transport or any of its subsidiaries will derive any significant amount of the types of gross income that would be imputed to the Company.

     The ordinary income treatment rule of section 1248 will be applicable to gain derived by the Company on a disposition of the stock of Jinzhenghua Transport. This rule may also be applicable to gain derived by a 10% United States shareholder of the Company on a disposition of Company stock. For purposes of applying section 1248, the Company's period of ownership of Jinzhenghua Transport stock will include Dawson's period of ownership of such stock, and a shareholder's period of ownership of Company stock will include its period of ownership of the Dawson stock with respect to which the Company stock was received.

Passive Foreign Investment Company

     Sections 1291 through 1298 relate to the tax treatment of United States shareholders of a passive foreign investment company ("PFIC"). A non-United States corporation is a PFIC if 75% or more of its gross income (including the pro rata share of the gross income of any corporation (United States or foreign) in which the non-United States corporation is considered to own 25% or more of the shares by value) in a taxable year is passive income (the "PFIC income test"). A non-United States corporation is also a PFIC if at least 50% of its assets (averaged over the year and generally determined based on value, and including the pro rata share of the assets of any corporation of which the non-United States corporation is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income (the "PFIC asset test"). A non-United States corporation is not treated as a PFIC with respect to any United States shareholder for any year during which the corporation is a CFC and the United States shareholder is a 10% shareholder.

     If a non-United States corporation is a PFIC, each United States shareholder of the corporation will (regardless of whether the corporation remains a PFIC), in the absence of an election by such United States shareholder to treat the corporation as a "qualified electing fund" (the "QEF election"), or a mark-to-market election, as discussed below, upon certain distributions by the corporation and upon disposition of the corporation shares at a gain, be liable to pay tax at the then prevailing income tax rates on ordinary income plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the stock of the corporation.

     If a United States shareholder has made a QEF election for all taxable years that such shareholder has held stock of the corporation and the corporation was a PFIC, distributions and gain will not be deemed to have been recognized ratably over the United States Investor's holding period or subject to an interest charge, and gain on the sale of stock of the corporation will be characterized as capital gain. Instead, each United States shareholder who has made a QEF election is required for each taxable year in which the corporation is a PFIC to include in income a pro rata share of the ordinary earnings of the corporation, as ordinary income, and a pro rata share of the net capital gain of the Company, as long-term capital gain, regardless of whether the corporation has made any distributions of such earnings or gain.

     A United States shareholder of a PFIC the stock of which is marketable (within the meaning of Section 1296(e) of the Code), may make a mark-to-market election with respect to the stock of the PFIC. Under the election, any excess of the fair market value of the stock at the close of any tax year over the United States shareholder's adjusted basis in the stock is included in the United States shareholder's income as ordinary income. In addition, the excess of the adjusted basis at the close of any taxable year over the fair market value of the stock is deductible against ordinary income, in an amount equal to the lesser of the amount of such excess or the net mark-to-market gains on the stock that the United States shareholder included in income in previous years. If a United States shareholder makes a mark-to-market election after the beginning of its holding period, the United States shareholder does not avoid the interest charge rule discussed above with respect to the inclusion of ordinary income attributable to periods before the election.

     Jinzhenghua Transport was not a PFIC in 1997 and currently is not a PFIC. As long as the Company owns more than 50% of the stock of Jinzhenghua Transport, that corporation and its subsidiaries will be CFCs, and therefore cannot be PFICs with respect to the Company. In any event, the Company does not anticipate that Jinzhenghua Transport will have a significant amount of passive income or passive assets and thereby satisfy the PFIC income test or PFIC asset test.

United States Backup Withholding

     A holder of Company Common Stock may be subject to "backup withholding" at the rate of 31% with respect to dividends paid on such stock if such dividends are paid by a paying agent, broker or other intermediary in the United States or by a United States broker or certain United States-related brokers to such holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of Company Common Stock may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

     Backup withholding may be avoided by the holder of Company Common Stock if such holder (i) is a corporation or comes within certain other exempt categories or (ii) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules. In addition, holders of Company Common Stock who are not United States persons ("non-United States holders") are generally exempt from backup withholding, although such holders may be required to comply with certification and identification procedures in order to prove their exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded (or credited against the holder's United States federal income tax liability, if any) provided that amount withheld is claimed as federal taxes withheld on the holder's United States federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a United States income tax return must generally file a claim for refund (or, in the case of non-United States holders, an income tax return) in order to claim refunds of withheld amounts.


China Taxation

Taxation of the Sino-Foreign Joint Venture Enterprises

     Under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises (the "Tax Law"), a Sino-foreign joint venture is subject to a national tax on worldwide income at the rate of 30%. In addition, a local surtax of 3% is levied by the local government, resulting in a combined tax rate of 33%. In order to simplify tax administration, national and local income taxes are assessed and collected concurrently. Pursuant to the Tax Law, the national tax rate is reduced to 15% for joint ventures established in the Special Economic Zones of Hainan, Shantou, Shenzhen, Xiamen and Zhuhai that are engaged in production or business operations and in the Economic Technology Development Zones ("ETDZs") set up in China's open coastal cities that are production-oriented. Joint venture companies established in coastal economic open zones or in the old urban districts of cities where the Special Economic Zones or the ETDZs are located are subject to the national tax rate of 24%, if they are production-oriented, or the rate of 15%, if they are considered within the scope of projects encouraged by the state, such as energy and communications. The Tax Law does not impose withholding taxes on dividends distributed by a joint venture company.

     The Tax Law and related regulations provide a number of tax holidays and other preferential treatment for production-oriented enterprises with foreign investment scheduled to operate for a period of ten years or more. Such enterprises are eligible for a total exemption for taxation for two years commencing from the first profit-making year, and a 50% reduction in the subsequent three years. Longer tax reduction periods are available for "export-oriented enterprises (50% reduction in income tax but not less than 10% for each year the venture exports 70% by value of its production) and "technologically advanced enterprises" (50% reduction in income tax but not less than 10% for an additional three years after the expiration of the normal tax holiday period). In addition, some local governments offer tax holidays and reductions with respect to local income surtax. The Tax Law also provides that if a foreign party reinvests its share of the profits in the joint venture or in another joint venture project in China with a term of operation of more than five years, it may be eligible, on application, for a refund of 40% of the income tax paid on the reinvested amount. A full refund may be applied for and granted if an existing Investor invests or reinvests its share of profits in a "technologically advanced enterprise" or an "export-oriented enterprise" with a term of operation of more than five years.

     Joint ventures also are required to pay a Value Added Tax if they are engaged in sales or provide processing, repair or installation services within or import goods into China; a Business Tax if they are engaged in service businesses or if they transfer intangible assets or sell immovable properties within China; and a Consumption Tax if they manufacture, subcontract for processing work or import certain enumerated consumer goods (such as tobacco, liquor, cosmetics, jewelry, fireworks and small motor vehicles). The Value Added Tax, Business Tax and Consumption Tax are essentially a turnover tax on imports, sales receipts and service income.

     The Value Added Tax has a general rate of 17% for most goods and services and a special rate of 13% for certain enumerated goods, including foodstuffs, printed matter, agricultural supplies and certain public utilities for civilian uses. Certain items such as farm produce, contraceptive products, equipment used in science and research, compensatory trade manufacturing equipment and charitable items are exempt from the Value Added Tax. The Business Tax rate schedule groups taxable service into nine categories and imposes the tax at 3% to 5% for most services and 5% to 20% for entertainment services. The Consumption Tax rate schedule groups taxable products into 25 categories and imposes the tax at 14 rates ranging from 3% to 45%.

     An FIE is exempt from the Value Added Tax on raw material imported for production for exports, if the FIE is registered before January 1, 1994. In addition to the Value Added Tax, the Consumption Tax and the Business Tax, customs duties are levied on most goods imported into China. In general, items imported by joint ventures that are exempt from the Value Added Tax also are exempt from customs duties, except imports of certain office equipment and production equipment, even if the importation is within the limitation of an FIE's total investment. Joint ventures also may be liable for Land Appreciation Tax which ranges from 30 to 60% on the gain on sale of land use rights, buildings and their attached facilities. Finally, joint ventures may be subject to Resources Tax on exploitation and production of selected natural resources.

     The Company's PRC joint ventures are subject to the Tax Law. Pursuant to the Tax Law, Sino-foreign equity joint venture enterprises generally are subject to an enterprises income tax at a standard rate of 33%, which is comprised of a state tax of 30% and a local tax of 3%. As the Company's PRC joint ventures are qualified as service industry enterprises for an operating period of ten years or more, the joint ventures are eligible for one year of full exemption, starting from the first profit-making year, and a 50% reduction for the next two years on enterprises income tax.

     The Company is a joint venture established in Shenzhen, an ETDZ. Because the Company qualifies as an FIE, its income tax rate is reduced to 15% and it is exempt from the local tax of 3%. The Company also will be eligible for one year of full exemption, starting from the first profit-making year, and a 50% reduction for the next two years on enterprises income tax based on the reduced tax rate.

     Generally, a joint venture will qualify as an FIE if the foreign investor's investment in the registered capital of the joint venture either alone or together with other foreign investors, constitutes at least 25% of the total registered capital of the joint venture. Because the Company's Chinese joint ventures qualify or will qualify under the Tax Law, dividends and profit distributions received by the Company from its joint ventures will be exempt from any income tax, including any withholding tax.

     Income received by the Company from sources in China, such as dividends (other than dividends from FIEs), interest, rent and royalties will be subject to a withholding tax of 20%. The 20% withholding tax rate will be reduced to 10% if the income is received from sources in the Special Economic Zones, the Coastal Open cities, the Pudong New Area in Shanghai and the Coastal Open Economic Zones.

     In the event the Company transfers its interest in its Chinese joint ventures, the amount received in excess of its original capital contribution would be subject to withholding tax at the rate of 20%. The disposition may be subject to certain taxes, including, but not limited to, the Business Tax of 5% of the Company's interest and a stamp duty of 0.05% on the transfer value.

     In the event the Company's joint venture is liquidated, the portion of the balance of its assets or remaining property, after deducting undistributed profits, various funds and liquidation expenses, that exceeds the Company's paid-in capital would be income from liquidation, which would be subject to income tax at the rate the Company would be subject to under the Tax Law and related regulations.


                       VALIDITY OF SHARES

     The validity of the shares of Company Common Stock being distributed in the Reorganization is being passed upon for the Company by Proskauer Rose LLP, New York, New York.

                             EXPERTS

     The financial statements of the Company included in this prospectus have been audited by BDO Binder, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). All reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission with a web site address of http://www.sec.gov.

















           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of independent certified public accountants . .F-2

Consolidated financial statements:
     Balance sheets. . . . . . . . . . . . . . . . . .F-3
     Statements of operations. . . . . . . . . . . . .F-4
     Statements of shareholders' equity. . . . . . . .F-5
     Statements of cash flows. . . . . . . . . . . . .F-6
     Notes to consolidated financial statements. . . .F-7 - F-26

















































        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Integrated Transportation Network Group Inc.
New York, New York

     We have audited the accompanying consolidated balance sheets of Integrated Transportation Network Group Inc. and subsidiaries ("ITN") as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of ITN's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Transportation Network Group Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with United States generally accepted accounting principles.


BDO Binder

Hong Kong

January 30, 1998 (except for Note 9, which is as of March 31,
1998, and Note 1, which is as of June 29, 1998)






  INTEGRATED TRANSPORTATION NETWORK GROUP INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                      (US dollars in thousands)

                                  December 31,         March 31,
                                  1996        1997       1998
                                  -----      -----       -----
                                                      (unaudited)
Assets
Cash and cash equivalents...... $ 1,259    $ 4,723     $ 5,518
Trade receivables, net of
 allowance of $15, $67 and
 $118, respectively ...........      96        719         480
Other assets (Note 13) ........     787        366       2,801
Inventories ...................      29         97          63
Property and equipment,
 net (Note 2)..................   1,168      1,363       1,252
Revenue earning equipment,
 net (Notes 3 and 8)...........   8,705     31,488      30,910
Taxi licenses, net
 (Notes 4 and 8)...............  12,200     12,093      12,026
Construction-in-progress
 (Note 5)......................   2,766      2,321       2,349
Organization costs, net........     161        847         774
Deposit (Note 6)...............   1,928      1,937       1,937
                                 ------     ------      ------
                                $29,099    $55,954      58,110
                                 ======     ======      ======

Liabilities and Shareholders'
 Equity
Liabilities:
 Bank loans (Note 8).........   $ 4,082    $ 3,776     $ 3,513
 Notes payable (Note 9)......         -      4,320         320
 Trade payables..............       186      1,619       1,217
 Other payables (Note 7).....     2,572      3,522       3,870
 Due to directors............         -        286         286
 Due to affiliates (Note 10).     1,517      6,220       5,596
 Due to minority shareholders,
   net (Note 10).............       381         19          19
 Deferred revenue (Note 11)..     2,153      2,983       2,859
 Accrued expenses............        17        476         123
 Income tax payable..........       492        883         957
 Deferred income taxes
  (Note 12)..................        75        102         235
                                 ------     ------      ------
    Total liabilities.......     11,475     24,206      18,995
                                 ======     ======      ======

Minority interest...........        864      1,567       2,182
                                 ------     ------      ------

Commitments and contingencies
 (Note 13)
Shareholders' equity:
  Common Stock, $.01 par value -
   authorized 50,000,000 shares;
   issued and outstanding
   6,041,573 shares at
   December 31, 1997 and
   7,390,686 shares at
   March 31, 1998...........         -          60          74
  Additional paid-in capital     5,249      12,665      17,088
  Retained earnings.........    11,164      17,050      19,363
  Accumulated other
   comprehensive income -
   foreign currency translation
   adjustments..............       347         406         408
                                ------      ------     -------
    Total shareholders'
      equity................    16,760      30,181      36,933
                                ------      ------     -------
                               $29,099     $55,954     $58,110
                               =======     =======      ======


   See accompanying notes to consolidated financial statements.





























  INTEGRATED TRANSPORTATION NETWORK GROUP INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF OPERATIONS
     (US dollars in thousands except per share amounts)


                                                  Three months
                                                     ended
                         Year ended December 31,    March 31,
                          1995   1996     1997   1997       1998
                         -----   -----  -----    ----       ----
                                                   (unaudited)

Revenue, net..........   $6,208  $9,211  $12,538  $2,316   $5,161
                         ------  ------  -------  ------   ------

Expenses:
     Depreciation of
      revenue earning
      equipment.........  1,357   1,755    2,174     444      898
     Amortization of taxi
      licenses..........    247     264      266      59       67
     Other operating
       expenses.........    649   1,468    2,692     479    1,237
     Interest expense,
      net of interest
      income............    657     604      726     114      252
                         ------  ------   ------  ------   ------

        Total expenses..  2,910   4,091    5,858   1,096    2,454
                         ------  ------   ------  ------   ------

Income before provision
 for income tax and
 minority interest....    3,298   5,120    6,680   1,220    2,707

Provision for income
 tax (Note 12)........      152     400      457     101      201
                         ------  ------   ------  ------   ------

Income before minority
 interest.............    3,146   4,720    6,223   1,119    2,506

Minority interest.....      123     157      337      39      193
                         ------  ------   ------  ------   ------

Net income............   $3,023  $4,563   $5,886   1,080    2,313




Other comprehensive
 income net of tax -
 foreign currency
 translation
 adjustments.........       134      39      59     -           2
                         ------  ------   ------  ------   ------

Comprehensive income     $3,157  $4,602   $5,945  $1,080   $2,315
                         ======  ======   ======  ======   ======

Pro forma net income
 per common share
 (Note 14):
     Basic..............   $.50    $.76     $.97    $.18     $.38
     Diluted............    .50     .76      .97     .18      .33
                         ======  ======   ======  ======   ======

Weighted average
 common shares
 outstanding
 (Note 14):
     Basic.............   6,042   6,042    6,042   6,042    6,057
     Diluted...........   6,042   6,042    6,132   6,042    7,383
                         ======  ======   ======  ======   ======

     See accompanying notes to consolidated financial statements.






























     INTEGRATED TRANSPORTATION NETWORK GROUP INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          (US dollars in thousands except per share amounts)

Years ended December 31, 1995, 1996 and 1997 and three months ended March 31,
1998



                                                       Accmu-
                                                       ulated
                                                       other
                                                       compre-
                                                       hensive
                                                       income-
                                                       foreign
                  Common Stock                         currency
               -----------------   Addi-               trans-    Total
                                   tional              lation    share-
                                   paid-in   Retained  adjust-   holders'
               Shares    Amount    capital   earnings  ments     equity
               ------    ------    -------   --------  --------  -------
Balance,
December 31,
  1994.......$        -  $    -    $ 4,731    $ 3,578  $   174   $ 8,483
Contribution
  of capital.         -       -        411          -        -       411

Foreign
currency
translation
adjustments..         -       -          -          -      134       134

Net income...         -       -          -      3,023        -     3,023
             ----------  ------    -------    -------  -------    ------

Balance,
 December 31,
 1995........         -       -      5,142      6,601      308    12,051

Contribution
 of capital..         -       -        107          -        -       107

Foreign currency
 translation
 adjustments..        -       -          -          -       39        39





Net income..          -       -          -      4,563        -     4,563
             ----------  ------    -------    -------  -------    ------


Balance,
December 31,
1996.......           -       -      5,249     11,164      347    16,760

Contribution
of capital
(Notes 10
and 16).              -       -      7,476         -         -     7,476

Reorganiza-
 tion, March
 1997
 (Note 1      6,041,573      60        (60)        -         -         -

Foreign
currency
translation
adjustments..         -       -          -         -        59        59

Net income...         -       -          -     5,886         -     5,886
             ----------  ------    -------   -------   -------    ------

Balance,
 December
 31, 1997...  6,041,573      60     12,665     17,050      406    30,181

Issuance of
shares for
consulting
services
(Note 13)
(unaudited)..     7,500       -         33          -        -       33



Issuance of
shares for
liquidated
damages under
financing
agreement
(Note 9)
(unaudited)..    17,268       1        163          -        -      164


Issuance of
shares with
respect to
conversion of
promissory
notes (Note 9)
(unaudited).. 1,324,345      13      4,227          -        -    4,240

Foreign currency
translation
adjustments
(unaudited)..         -       -          -          -        2        2

Net income
(unaudited)..         -       -          -      2,313        -     2,313
             ----------  ------    -------    -------  -------   -------

Balance,
March 31,
1998
(unaudited).  7,390,686  $   74    $17,088   $ 19,363  $   408   $36,933
             ==========  ======    =======   ========  =======   =======


        See accompanying notes to consolidated financial statements.













   INTEGRATED TRANSPORTATION NETWORK GROUP INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 16)
                    (US dollars in thousands)


                                                                Three months
                                   Year ended December 31,     ended March 31,
                                   1995     1996     1997      1997      1998
                                   -----    -----   ------    -----     -----
                                                                 (unaudited)
Cash flows from operating
  activities:
  Net income...................    $3,023  $4,563   $5,886    $1,080   $2,313
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation and amortization
     of property, equipment and
     revenue earning equipment.     1,422   1,884    2,617       501      961
    Amortization of taxi licenses.    247     264      266       59        67
    Minority interest............     339     244      703       39       615
    Amortization of organization
     costs.......................      36      35       50        5       314
    Deferred income tax..........      19      56       27       10       133
    Exchange adjustment..........     (43)    (18)     (10)       -         2
    Loss on disposal of fixed
      assets.....................       -       -        -        -        58
    Changes in assets and
     liabilities:
      (Increase) decrease in trade
        and other receivables....    (164)   (428)    (204)     566    (2,196)
      (Increase) decrease in
        inventories..............       -     (29)     (68)      15        34
      (Decrease) increase in trade
        and other payables.......     552    (200)   2,669      253       118
      (Decrease) increase in
        accrued expenses........       (7)     17      459       18       (88)
      Increase in income tax
       payable..................      124     361      391       78        74
     (Decrease) increase in
       deferred income..........      979    (764)     830     (392)     (124)
                                   ------  ------   ------   ------    ------

       Net cash provided by
        operating activities...     6,527   5,985   13,616    2,232     2,281
                                   ------  ------   ------   ------    ------

Cash flows from investing activities:
  Acquisition of property and
   equipment..................       (273)   (608)  (1,489)       -      (437)
  Proceeds from sale of property,
   equipment and revenue earning
   equipment..................        188      94        -       33        20
  Organization costs..........        (25)    (51)    (735)       -      (241)
  Payment for construction-in-
    progress..................          -       -        -        -       (28)
                                   ------  ------   ------   ------    ------
      Net cash provided by (used
       in) investing activities.     (110)   (565)  (2,224)      33      (686)
                                   ------  ------   ------  ------     ------

Cash flows from financing
  activities:
  Borrowing on bank loans.......        -     200      605        -         -
  Repayments of debt............     (604)      -     (926)    (461)      (63)
  Repayments of amount due to
   affiliates...................   (5,263) (5,210) (11,565)  (1,924)     (737)
  Amount due from (to) minority
   shareholder..................        -      20     (362)       -         -
  Proceeds from notes payable...        -       -    4,320        -         -
                                   ------  ------   ------   ------    ------

      Net cash used in financing
       activities..............    (5,867) (4,990)  (7,928)  (2,385)     (800)
                                   ------  ------   ------   ------    ------

Net increase (decrease) in cash and
  cash equivalents.............       550     430    3,464     (120)      795
Cash and cash equivalents,
  beginning of period.........        279     829    1,259    1,259     4,723
                                   ------  ------   ------   ------    ------

Cash and cash equivalents,
  end of period...............     $  829  $1,259   $4,723   $1,139    $5,518
                                   ======  ======   ======   ======    ======

        See accompanying notes to consolidated financial statements.















  INTEGRATED TRANSPORTATION NETWORK GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (Information pertaining to the three months ended
               March 31, 1997 and 1998 is unaudited)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

   Basis of Presentation and Reorganization

   On January 25, 1998, a controlling shareholder of Dawson Science Corporation ("Dawson") formed a new Delaware corporation, Integrated Transportation Network Group Inc. ("ITN" or the "Company"). Subsequently, that controlling shareholder contributed all the outstanding shares in ITN to Dawson. Dawson will cause this new wholly-owned subsidiary to acquire all the equity in Dawson's 92%-owned Chinese subsidiary, Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd. ("Jinzhenghua Transport" or "Jinzhenghua"). Upon the effectiveness of a registration statement being filed with the Securities Exchange Commission, Dawson will effect a plan of reorganization, and the shares of ITN will be distributed pro rata to the common shareholders of Dawson. Dawson's board of directors and shareholders, on June 25 and June 29, 1998, respectively, approved a plan of reorganization that provides for the distribution to Dawson's shareholders of all the outstanding shares of Company Common Stock on or about June 30, 1998. In the distribution, each holder of record of shares of Dawson Common Stock at the close of business on June 30, 1998 will receive, for each four shares of Dawson Common Stock, one share of Company Common Stock. The accompanying financial statements give effect to this reorganization as if it had occurred as of the earliest date reported and all references to the number of shares outstanding and per share amounts have been restated for all periods to reflect this.

   Reverse Acquisition

   On March 19, 1997, Dawson exchanged 10,000,000 shares of its Common Stock and 2,100,000 shares of its convertible preferred stock, which was converted into 10,500,000 shares of Common Stock on June 29, 1998, for 92% of the outstanding common shares of Jinzhenghua Transport (the "Exchange").

   The Jinzhenghua Transport acquisition and the exchange of Common Stock with the former Jinzhenghua Transport shareholders resulted in those former shareholders obtaining a majority voting interest in Dawson. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. As a consequence, the Jinzhenghua Transport acquisition has been accounted for as a "reverse acquisition" for financial reporting purposes and Jinzhenghua Transport is deemed to have acquired a 92% interest in Dawson, as of the date of the acquisition. The reverse acquisition process utilizes the capital structure of Dawson and the assets and liabilities of Jinzhenghua Transport are recorded at predecessor cost.

   Jinzhenghua Transport is the continuing operating entity for financial reporting purposes, and the financial statements prior to March 19, 1997 represent Jinzhenghua Transport's financial position and results of operations. The assets, liabilities and results of operations of Dawson are included as of March 19, 1997. General and administrative expenses of $934 and $601 were incurred in the United States during the nine and one-half months ended December 31, 1997 and three months ended March 31, 1998,
respectively.   Although Jinzhenghua Transport is deemed to be
the acquiring corporation for financial accounting and reporting purposes, the legal status of Dawson as the surviving corporation did not change.

   Reorganization of Jinzhenghua Transport

   Jinzhenghua Transport was registered as a privately owned limited liability company under the laws of the People's Republic of China ("PRC") on December 26, 1994. During the week from March 18 through 25, 1997, Jinzhenghua Transport was reorganized by combining with the majority of equity interest of seven subsidiaries of Shenzhen Transport Zhenghua Group Co. Ltd. ("Zhenghua"), which was owned by substantially the same owners of Jinzhenghua Transport. The seven subsidiaries are as follows:

                                           Jinzhenghua's
Subsidiary                  Industry       equity interest
----------------------------     ------------   ---------------
Shenzhen Aorun Taxi Co. Ltd.     Taxi leasing         97%

Shenzhen Guorun Taxi Co. Ltd.    Taxi leasing         95

Shenzhen Anrun Taxi Co. Ltd.     Taxi leasing         97

Shenzhen Yunhua Taxi Co. Ltd.    Taxi leasing         97

Shimen Zhenghua Taxi Co. Ltd.    Taxi leasing         98

Shenzhen Junpeng Auto
Repair Plant                Auto repair         100

Shimen Yindu Hotel Co. Ltd. Hotel                56

   Subsequent to the aforementioned reorganization, Jinzhenghua
Transport has established new subsidiaries as follows:

                                           Jinzhenghua's
Subsidiary                  Industry       equity interest
-----------------------------    ----------     ----------------
Guangzhou Jinzhenghua
Transportation Co. Ltd.          Car rental           98%

Jiangxi Gannan Jinzhenghua
Transportation Co. Ltd      Car rental           70

Yueyang Jinzhenghua
Transportation Co. Ltd.          Car rental           90

Shanxi Jinzhenghua
Transportation Co. Ltd.          Car rental          100

Nanchang Jinzhenghua
Transportation Co. Ltd.          Car rental           98

Jiangsu Jinzhenghua
Automobile Lease Co.        Car rental          100

Hunan Jinzhenghua Automobile
Lease Co. Ltd.                   Car rental           75

   Businesses

   The Company mainly conducts taxi leasing, car rental, and auto repair businesses in the PRC and has a hotel under construction which is located in the Hunan Province in China.

   Basis of Accounting

   The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

   Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions have been eliminated. The consolidated financial statements are presented in U.S. dollars.

   Interim Financial Statements

   The accompanying unaudited interim financial statements as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 include all adjustments that, in the opinion of management, are necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the periods presented. All such adjustments are of a normal recurring nature. The results of the Company's operations for the three months ended March 31, 1997 and 1998 are not necessarily indicative of the results of operations for a full fiscal year.

   Foreign Currency Translation and Transactions

   The financial position and results of operations of the Company's foreign subsidiaries are determined using local currency, Renminbi yuan ("RMB"), as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year or period-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income - foreign currency translation adjustments." Gains and losses resulting from foreign currency transactions are included in other income (expense).


   Revenue Recognition

   Taxi leasing and car rental revenue is recognized when rents (net of business tax) are due. Nonrefundable deposit revenue is deferred and recognized on a straight-line basis over the term of the relevant taxi lease. Revenue from car repair services is recognized when services are rendered.

   Inventories

   Inventories, which consist primarily of transportation equipment spare parts, are stated at the lower of cost (first-in, first-out method) or market.

   Revenue Earning Equipment, Property and Equipment and
Depreciation

   Revenue earning equipment, property and equipment are stated at cost. Depreciation is computed by utilizing the straight-line method over the estimated useful lives of the assets as follows:


                                           Estimated
                                           useful life
                                           (in years)
                                           ------------
      Revenue earning equipment
        Taxi vehicles and rental cars           6-8
        Repair shop equipment                   5-10

      Property and equipment
        Land usage rights                        40
        Furniture and fixtures                  5-10
        Transportation equipment                6-10
        Other equipment                         5-10

   Maintenance, repairs and minor renewals are charged directly to expense as incurred. Additions and betterments to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in operations.

   Taxi Licenses

   Taxi licenses are stated at cost. Amortization is computed utilizing the straight-line method over the taxi license term of 50 years.

   Organization Costs

   Organization costs represent costs incurred in connection with the setting up of the Company and its subsidiaries in order to operate on a commercial basis. Such costs are capitalized and amortized over a period of five years from the date of commencement of business.

   Income Taxes

   The Company accounts for income taxes using the liability method, which requires an entity to recognize deferred tax liabilities and assets. Deferred income taxes are recognized based on the differences between the tax bases of assets and liabilities and their reported amounts in the financial statements which will result in taxable or deductible amounts in future years. Further, the effects of enacted tax laws or rate changes are included as part of deferred tax expenses or benefits in the period that covers the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

   The Company does not provide taxes on unremitted earnings of its Chinese subsidiaries since the Company's intention is to reinvest these earnings. Jinzhenghua has unremitted retained earnings at March 31, 1998 of $20,898.

   Pro Forma Net Income Per Common Share

   In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net income per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

   Fair Value of Financial Instruments

   The carrying amounts of certain financial instruments, including cash, accounts receivable and payables approximate fair value as of December 31, 1996 and 1997 and March 31, 1998, because of the relatively short-term maturity of these instruments. The carrying value of debts approximates fair value as of December 31, 1996 and 1997 and March 31, 1998, based upon the borrowing rates currently available to the Company for bank loans with similar terms and average maturities. Fair value of the amounts due to or from affiliates cannot be readily determined because of the nature of the terms.

   Accounting for Stock-Based Compensation

   In connection with its adoption of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company will adopt the intrinsic value method of accounting for employee stock options, and disclose the pro forma impact on net income and earnings per share as if the fair value-based method had been applied. Through March 31, 1998, no such stock options had been granted. For equity instruments, including stock options issued to non-employees, including directors, the fair value of the equity instruments issued or the fair value of the consideration received, whichever is more readily determinable, is used to determine the value of services or goods received and the corresponding charge to operations.




   Comprehensive Income

   As of January 1, 1998, the Company adopted SFAS No. 130 ("Reporting Comprehensive Income"). The adoption of this statement had no impact on the Company's net income or stockholders' equity. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by owners (changes in paid-in capital) and distributions to owners (dividends).

   SFAS No. 130 requires foreign currency translation adjustments which, prior to adoption, were reported separately in stockholders' equity, to be included in other comprehensive income. Amounts for all periods have been presented and, where appropriate, reclassified to conform to SFAS No. 130 requirements.

   Segment Information

   On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting Segments of a Business Enterprise", and establishes standards for the way that public enterprises report information about operating segments in financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the more significant estimates included in these financial statements are the estimated allowance for doubtful accounts receivable, and the deferred tax asset valuation allowance. Actual results could differ from those estimates and other estimates.




NOTE 2 - PROPERTY AND EQUIPMENT

   Property and equipment consists of:


                                    December 31,     March 31,
                                 ------------------  ---------
                                   1996      1997       1998
                                 --------  --------  ---------
                          (US dollars in thousands) (unaudited)

   Land usage rights             $  416    $  416    $  363
   Furniture and fixtures             9        11        15
   Transportation equipment         705     1,324     1,115
   Other equipment                  400       434       498
                                 ------    ------    ------
                                  1,530     2,185     1,991
   Less:  Accumulated               362       822       739
     depreciation
     and amortization            ------    ------    ------
                                 $1,168    $1,363    $1,252

   Depreciation and amortization charged to operations was $65, $128 and $443 in 1995, 1996 and 1997, respectively, and $57 and $63 for the three-month periods ended March 31, 1997 and 1998, respectively.




















NOTE 3 - REVENUE EARNING EQUIPMENT

   Revenue earning equipment consists of:


                                    December 31,     March 31,
                                 ------------------  ---------
                                   1996      1997       1998
                                 --------  --------  ---------
                          (US dollars in thousands) (unaudited)

   Taxi vehicles                 $13,681   $14,570   $13,978
   Rental car                        -      24,067    24,890
   Repair shop equipment             199       200       200
                                 -------   -------   -------

                                  13,880    38,837    39,068
   Less:  Accumulated
   depreciation                    5,175     7,349     8,158
                                 -------   -------   -------

                                 $ 8,705   $31,488   $30,910
                                 =======   =======   =======

   Depreciation charged to operations was $1,357, $1,756 and $2,174 in 1995, 1996 and 1997, respectively, and $444 and $898 for the three-month periods ended March 31, 1997 and 1998, respectively.





















NOTE 4 - TAXI LICENSES

   The Company has a total of 728 taxi licenses as of March 31, 1998, all of which were acquired through public auction. Taxi licenses consist of:

                               December 31,          March 31,
                            ------------------       ---------
                              1996      1997            1998
                            --------  --------       ---------
                          (US dollars in thousands) (unaudited)

   Taxi licenses, at cost   $13,218    $13,381       $13,381
   Less:  Accumulated
      amortization            1,018      1,288         1,355
                            -------    -------       -------
                            $12,200    $12,093       $12,026
                            =======    =======       =======

   Amortization charged to operations was $247, $264 and $266 in 1995, 1996 and 1997, respectively, and $59 and $67 for the three-month periods ended March 31, 1997 and 1998, respectively.


NOTE 5 - CONSTRUCTION-IN-PROGRESS

   Construction-in-progress represents a hotel project located in the Hunan Province, PRC. The construction-in-progress is stated at cost. All direct costs relating to the construction of the hotel are capitalized as long-term assets. No interest has been capitalized.


NOTE 6 - DEPOSIT

   The deposit paid is for the acquisition of real estate that is situated in Shenzhen, PRC. The sales and purchase agreement of the property was initially signed by an affiliate and the deposit thereof was subsequently contributed to Jinzhenghua Transport as additional paid-in capital. Construction work on the property has not yet been completed.









NOTE 7 - OTHER PAYABLES

                                    December 31,     March 31,
                                 ------------------  ---------
                                   1996      1997       1998
                                 --------  --------  ---------
                          (US dollars in thousands) (unaudited)

   Current portion:
      Deposits from rental car
        customers                     -    $  332    $  436
      Others                        666     1,101     1,644
                                 ------    ------    ------
                                    666     1,433     2,080
                                 ------    ------    ------

   Long-term portion:
      Deposits from taxi drivers    967     1,042       944
      Taxi car maintenance fund     168       273        72
      Due to Traffic Authority      771       774       774
                                 ------    ------    ------
                                  1,906     2,089     1,790
                                 ------    ------    ------
                                 $2,572    $3,522    $3,870
                                 ======    ======    ======

NOTE 8 - BANK LOANS

   The Company obtained various lines of credit from creditworthy commercial banks in China to finance its operations. Certain loans were secured by the Company's assets and other loans were secured by Zhenghua's properties. All the lending banks are Chinese. Except for $200 of U.S. dollar loans at December 31, 1996 and 1997, all loans are denominated in RMB. Bank loans consist of the following:

                  Year ended December 31, 1996
                  (US dollars in thousands)
   ---------------------------------------------------------
                  Interest
   Principal        rate       Maturity    Collateral
   ---------      --------     --------    -----------------
   $1,497         14.0%        3/99        150 taxi vehicles
    1,192         14.0         3/99        50 taxi licenses
    1,193         14.0         3/99        50 taxi licenses
                               4/97 and    Properties of
      200         15.1         renewed       affiliates
   ------         ----         --------    -----------------
   $4,082
   ======


                  Year ended December 31, 1997
                  (US dollars in thousands)
   ---------------------------------------------------------
                  Interest
   Principal        rate       Maturity    Collateral
   ---------      --------     --------    -----------------

   $  200          16.2%         4/98      Properties of
                                             affiliates
      605          18.0          3/99      50 taxi vehicles
    1,369          15.1          3/99      150 taxi vehicles
    1,197          15.1          3/99      50 taxi licenses
      405          15.1          3/99      50 taxi licenses
   ------         --------     ---------   -----------------
   $3,776
   ======


        Three months ended March 31, 1998 (unaudited)
                  (US dollars in thousands)
   ---------------------------------------------------------
                  Interest
   Principal      rate         Maturity    Collateral
   ---------      --------     --------    -----------------

   $  585          18.0%         3/99      50 taxi vehicles
      418          15.1          3/99      50 taxi vehicles
      675          15.1          3/99      50 taxi vehicles
      257          15.1          3/99      50 taxi vehicles
    1,180          15.1          3/99      50 taxi licenses
      398          15.1          3/99      50 taxi licenses
   ------         --------     ---------   -----------------
   $3,513
   ======










NOTE 9 - NOTES PAYABLE

Notes payable consist of the following:


                       Year ended December 31, 1997
                         (US dollars in thousands)
   ---------------------------------------------------------
                  Interest
   Principal      rate         Maturity    Collateral
   ---------      --------     --------    -----------------

   $  320           8.0%       4/02/98          (a)
      500          12.0        3/18/98          (b)
    1,500          12.0        3/29/98          (b)
    2,000          12.0        5/02/98          (b)
   ------         --------     ---------   -----------------
   $4,320
   ======


        Three months ended March 31, 1998 (unaudited)
                  (US dollars in thousands)
   ---------------------------------------------------------
                  Interest
   Principal      rate         Maturity    Collateral
   ---------      --------     --------    -----------------

   $320           8.0%          4/02/98         (a)
   ======         --------     ---------   -----------------


-------------------

(a) On July 3, 1997, the Company entered into a financing agreement which provides for borrowings of up to $1,000. Advances are payable monthly. The loan is collateralized by the Company's inventory, equipment and machinery, existing or acquired. The balance outstanding at December 31, 1997 and March 31, 1998 was $320.

   Under the terms of the agreement, if the Company did not file a registration statement with the Securities and Exchange Commission declared effective by October 2, 1997, certain shares of common stock were due the lender as liquidated damages. As of December 31, 1997, these shares had not been issued but the liability for such issuance was included in accrued expenses at December 31, 1997. The Company issued 17,268 shares as liquidated damages on March 31, 1998.

(b) On September 19, September 30 and November 3, 1997, the Company issued convertible promissory notes to three entities. Interest accrues at 12% per annum and is payable monthly. At any time after the maturity date and prior to repayment of all amounts due, the notes, at the option of the holders, were convertible into shares of the Company's Common Stock equal to an amount determined by formula, as defined, in the agreement. The notes were collateralized by 1,000,000 shares of common stock pledged personally by a principal shareholder. On March 31, 1998, upon default under these notes due to non-payment of interest and principal, the holders opted to convert such debt ($4,000) and accrued interest ($240) into shares of the Company's common stock. Accordingly, under the terms of the three agreements, 1,324,345 shares of common stock were issued in settlement of such obligations.


NOTE 10 - RELATED PARTY TRANSACTIONS

(a) The amount due to minority shareholders represents a net balance. The amount due to a minority shareholder of the hotel project was $381 as of December 31, 1996 and 1997 and March 31, 1998, as the minority shareholder contributed excessive amounts over its necessary share of contributed capital in the form of land usage rights. The amount did not bear any interest and also did not have clearly defined terms of repayment. In late 1997, the Company advanced $362 to a minority shareholder in Jiangxi Gannan Transportation Co. Ltd. The advance does not bear any interest and did not clearly specify terms of repayment.

(b) The Company, from time to time, received funding from or provided funding to Zhenghua and Mr. Peng Jun, a family member of a major shareholder. All advances are noninterest bearing and are without stated terms of repayment. The following is a summary of the balance of the amounts due to affiliates:









                                    December 31,     March 31,
                                 ------------------  ---------
                                   1996      1997       1998
                                 --------  --------  ---------
                          (US dollars in thousands) (unaudited)


Zhenghua

  Beginning balance                   $4,790    $ 2,150   $6,220
    Acquisition of revenue
      earning equipment                   -      24,067       -
    Acquisition of taxi licenses     -         115       -
    Exchange difference                   11          8       -
    Construction cost             2,302       (455)      -
    Repayments of advances       (5,210)   (11,565)   (670)
    Expenses paid on behalf
      of Zhenghua (net)                   -        (624)    (67)
    Jinzhenghua expenses paid
    by Zhenghua (net)               257        -         -
    Transferred to additional
    paid in capital                  -      (7,476)      -
     Disposal of properties
    and equipment                    -         -       (87)
    Repayment of bank loan           -         -       200
                                 ------    -------   ------
    Ending balance                     2,150      6,220   5,596
                                 ------    -------   ------

Peng Jun
  Beginning balance                     (248)      (633)      -
    Repayment                        -              633       -
    Fund advance                   (385)       -         -
                                 ------    -------   ------
  Ending balance                   (633)       -         -
                                 ------    -------   ------

                                 $1,517    $ 6,220   $5,596
                                 ======    =======   ======









NOTE 11 - DEFERRED REVENUE

                                    December 31,     March 31,
                                 ------------------  ---------
                                   1996      1997       1998
                                 --------  --------  ---------
                                   (US dollars in   (unaudited)
                                      thousands)


   Deferred revenue              $2,153    $2,983    $2,859
   Less:  Current portion           791     1,235     1,352
                                 ------    ------    ------
                                 $1,362    $1,748    $1,507
                                 ======    ======    ======


   Deferred revenue, represents non-utilized portion of non-refundable deposit revenue collected from contractual taxi drivers, is to be recognized as revenue over unexpired taxi lease terms.


NOTE 12 - INCOME TAXES

   The standard enterprise income tax rate in China is 33% of which 30% is attributed to central government and 3% to provincial government. Enterprises in Shenzhen, a Special Economic Zone, receive a special income tax incentive program in which they are charged a lower income tax rate of 15% in accordance with Shenzhen municipal government regulations. In addition, enterprises in the transportation service industry enjoy another special income tax incentive program composed of 100% income tax credit for first year and 50% income tax credit for the next two years starting from the first profit taking year. Certain other provincial governments have also stipulated similar incentive programs. The Company's subsidiaries are in different stages of enjoying the aforementioned types of income tax incentive programs. Accordingly, the provision for income taxes consists of the following:











                                                 Three months
                                                     ended
                      Year ended December 31,      March 31,
                       1995   1996    1997      1997      1998
                       -----  -----   ------    -----     -----
                     (US dollars in thousands)    (unaudited)

Current income taxes   $133    $344   $430      $  91     $ 68
Deferred income taxes    19     56      27         10      133
                       -----   -----  ------    -----     -----
                       $152    $400   $457      $ 101          $201
                       =====   =====  ======    =====     =====


   As a result of implementing these income tax incentive programs, the effective income tax rate for the Company is different from the standard income tax rate. The following reconciliation shows the differences between the effective and standard rates.

                                                 Three months
                                                     ended
                      Year ended December 31,      March 31,
                       1995   1996    1997      1997      1998
                       -----  -----   ------    -----     -----
                     (US dollars in thousands)    (unaudited)

Standard income
  tax rate             33.0%  33.0%   33.0%     33.0%     33.0%

Usage of temporary
difference              (.5)  (1.4)   (1.3)     (1.6)     (1.7)

Result of income tax
incentive programs         (27.9)  23.8)  (25.8)    (23.3)    (25.4)

Other                      -    -       .9        .2       1.5

Effective income
  tax rate              4.6%   7.8%    6.8%      8.3%          7.4%
                       ----- -----    -----      ----     ----

   The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the net deferred tax assets and liabilities and their approximate tax effects are as follows:




                                                     Three
                                                     months
                                 Year ended          ended
                                 December 31,        March 31,
                                 ------------------  ---------
                                 1996      1997        1998
                                 -------   ------    ---------
                          (US dollars in thousands) (unaudited)

   Bad debt reserves             $ (1)     $ (8)     $(17)
   Depreciation and
     amortization                  76       110       252
                                 ----      ----      ----
                                 $ 75      $102      $235
                                 ====      ====      ====

NOTE 13 - COMMITMENTS AND CONTINGENCIES

   Lease Commitments

   Minimum lease payments under operating leases with noncancellable lease terms in excess of one year are as follows:

                  Period                   Operating leases
   ------------------------------------    ------------------
                                           (US dollars in
                                            thousands)

   Nine months ended December 31, 1998          $176
   Year ended December 31, 1999                  137
   Year ended December 31, 2000                  107
   Year ended December 31, 2001                   63
   ------------------------------------    ------------------
                                                $483
                                           ==================

   Rent expense for the years ended December 31, 1995, 1996 and 1997 was $137, $104 and $177, respectively, and $27 and $31 for the three months ended March 31, 1997 and 1998, respectively.

   Contractual Obligations

   The Company has contracted with a building contractor in 1996 to construct the group's hotel in Hunan, PRC. The budgeted costs of the whole project are estimated to be $4,073. The Company has also contracted with a car manufacturing company in early 1998 to purchase two thousand cars for rental business purposes. The contracted amount is $31,366. At March 31, 1998, a deposit of $2,418 for acquisition of such cars is included in other assets.

   Consulting Agreements

   As described in 9(a), the Company entered into an agreement with a financial consultant to provide prospective offshore purchases of the Company's securities offerings. The Company agreed to pay a fee of 5% of the gross securities sold in addition to issuing 25 warrants to purchase shares of Common Stock of Dawson per $2,500 of financing secured to buy the Company's Common Stock for a period of five years from the closing date of the first sale at a strike price of 120% of the market price at the time of closing. The agreement has expired.

   On September 1, 1997, the Company entered into a consulting agreement with a financial institution to provide business development services for $12 monthly. Options to purchase 250,000 shares of the Company's common stock at an exercise price of $50.00 per share were also granted and expire on September 30, 2002. The agreement has been terminated; the options have not been canceled.

   On March 31, 1998, the Company issued 7,500 shares to a consultant as consideration for provision of consulting services.
The Company is presently negotiating an agreement with such consultant to provide consulting services for $9 monthly.








NOTE 14 - PRO FORMA EARNINGS PER SHARE


   The following table sets forth the computation of basic and diluted pro forma earnings per share:

                               December 31,       March 31,
                            -------------------   -------------
                            1995   1996    1997   1997   1998
                            -----  -----  -----   -----  ----
                         US dollars in thousands  (unaudited)
                         except per share amounts)

Numerator:
  Net income, numerator for
    basic earnings per share
    - income available to
    common shareholders          $3,023 $4,563 $5,886  $1,080 $2,313

  Effect of diluted
    securities:
    Interest on convertible
    debt fter tax                -     -      63      -     108
                            ------  ----- ------  ------ ------

    Numerator for diluted
    earnings per share -
    income available to
    common shareholders
    after assumed
    conversions             $3,023 $4,563 $5,949  $1,080 $2,421
                            ====== ====== ======  ====== ======
Denominator:

  Denominator for basic
    earnings per share -
    weighted average shares  6,042  6,042  6,042   6,042  6,057
  Effect of dilutive
    securities:
    Convertible debt           -      -       90     -    1,326
                            ------ ------ ------  ------ ------









  Dilutive potential
    common shares:
    Denominator for dilutive
    earnings per share -
    adjusted weighted average
    shares and assumed
    conversions              6,042  6,042  6,132   6,042  7,383
                            ====== ====== ======  ====== ======

Pro forma basic earnings
per share                          $.50   $.76   $.97    $.18   $.38
                            ====== ====== ======  ====== ======

Pro forma diluted earnings
per share                          $.50   $.76   $.97    $.18   $.33
                            ====== ====== ======  ====== ======


NOTE 15- FUTURE RENTAL INCOME

Rental income from taxi drivers under noncancellable taxi lease terms in excess of one year is as follows:

                Period
-------------------------------------   -------------------------
                                       (US dollars in thousands)

  Nine Months ended December 31, 1998                $8,022
  Year ending December 31, 1999                       4,951
  Year ending December 31, 2000                       3,482
  Year ending December 31, 2001                       2,070
  Year ending December 31, 2002                          19
  Thereafter                                             36

-------------------------------------   -------------------------
                                                    $18,580
                                        =========================













NOTE 16 - STATEMENTS OF CASH FLOWS

        Supplemental Disclosures of Cash Flow Information


                                           Three months ended
                          December 31,          March 31,
                       ------------------- ------------------
                       1995   1996   1997    1997    1998
                       -----  -----  -----   -----   ----
                    (US dollars in thousands)(unaudited)


  Cash paid for:

      Interest         $657    $604   $587   $116    $144
      Taxes                    9       -     39     23       5
                     ------   -----  -----  -----    -----



    Supplemental Schedule of Noncash Investing and Financing
                            Activities


                                           Three months ended
                          December 31,          March 31,
                       ------------------- ------------------
                       1995   1996   1997    1997    1998
                       -----  -----  -----   -----   ----
                         (US dollars in       (unaudited)
                           thousands)

  Acquisition of
   revenue earning
   equipment from
   affiliates       $2,668     $361  $24,067 $   -  $    -

  Acquisition of
   taxi licenses       811        -      115     -       -

  Construction-
   in-progress
   financed by
   affiliates               463    2,302     (455)    -       -






  Additional
   paid-in
   capital con-
   tributed by
   shareholder           -        -    7,476     -       -

  Acquisition of
   properties and
   equipment from
   affiliates                 -        -        -   449       -

  Disposal of
   hotel con-
   struction items
   to affiliates           -        -        -   465       -

  Disposal of
   property and
   equipment to
   affiliates            -        -        -     -      87

  Repayment of
   bank loan
   through related
   party                 -        -        -     -     200

  Issuance of
    shares for
    consulting
    services and
    liquidated
    damages              -        -        -     -     197

  Issuance of
    shares from
    conversion of
    debt and
    accrued
    interest                  -        -        -     -   4,240












NOTE 17 - SEGMENT INFORMATION

   The Company's operations are comprised of taxi, car rental, and auto repair businesses and a hotel project in Guangdong, Hunan and other provinces in China. The industrial and geographical information regarding revenue, income before income tax and minority interest, total assets, addition of long-term assets, depreciation and amortization for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, are as follows:


   Industrial Segments


                            Year ended December 31, 1995
                  ---------------------------------------------
                            Car        Car
                    Taxi   rental    repairs    Other    Total
                   ------ --------  ---------  -------  -------
                              (US dollars in thousands)
Revenue, net         $5,990     $-      $218      $-      $6,208
Income before
 income tax and
 minority interest    3,100      -       198       -       3,298
Total assets as at
 December 31, 1995   26,473      -       147       491    27,111

Additions of
 productive long-
 term assets          3,752      -         -       463     4,215

Depreciation and
 amortization         1,649      -        20       -       1,669
                     ------   ----      ----      ----    ------


                            Year ended December 31, 1996
                  ---------------------------------------------
                            Car        Car
                    Taxi   rental    repairs    Other    Total
                   ------ --------  ---------  -------  -------
                              (US dollars in thousands)
Revenue, net         $7,722     $-    $1,489      $-      $9,211
Income before
 income tax and
 minority interest    4,349      -       771       -       5,120
Total assets as at
 December 31, 1996   25,120      -       692     3,287    29,099

Additions of
 productive long-
 term assets            141      -       463     2,667     3,271

Depreciation and
 amortization         2,066      -        81         1     2,148
                     ------   ----      ----      ----    ------










                            Year ended December 31, 1997
                  ---------------------------------------------
                            Car        Car
                    Taxi   rental    repairs    Other    Total
                   ------ --------  ---------  -------  -------
                              (US dollars in thousands)

Revenue, net         $8,425  $2,636   $1,477      $-     $12,538
Income before
 income tax and
 minority interest    5,161   1,814      639      (934)    6,680
Total assets as at
 December 31, 1997   27,630  24,772      791     2,761    55,954

Additions of
 productive long-
 term assets          1,580  24,085        4       -      25,669

Depreciation and
 amortization         2,370     434       78         1     2,883
                     ------   -----     ----      ----    ------



                            3 Months ended March 31, 1997
                  ---------------------------------------------
                            Car        Car
                    Taxi   rental    repairs    Other    Total
                   ------ --------  ---------  -------  -------
                              (US dollars in thousands)

Revenue, net         $1,945     $-      $371      $-     $ 2,316
Income before
 income tax and
 minority interest    1,040      -       185        (5)    1,220
Total assets as at
 March 31, 1997      24,425      -     1,039     2,743    28,207

Additions of
 productive long-
 term assets            449      -       -         -         449

Depreciation and
 amortization           539      -        21       -         560
                     ------   -----     ----      ----    ------



                            3 Months ended March 31, 1998
                  ---------------------------------------------
                            Car        Car
                    Taxi   rental    repairs    Other    Total
                   ------ --------  ---------  -------  -------
                              (US dollars in thousands)

Revenue, net         $2,025  $2,770     $366      $-     $ 5,161
Income before
 income tax and
 minority interest    1,168   2,007      133      (601)    2,707
Total assets as at
 March 31, 1998      26,398  28,247      688     2,777    58,110

Additions of
 productive long-
 term assets            429       8      -         -         437

Depreciation and
 amortization           557     451       20       -       1,028
                     ------   -----     ----      ----    ------


   Geographical Segments

                            Year ended December 31, 1995
                  -------------------------------------------
                  Guangdong      Hunan     Others    Total
                  ---------    --------   --------  ---------
                            (US dollars in thousands)

Revenue, net       $6,132         $76        $-      $6,208

Income before
 income tax and
 minority interest       3,298          -          -       3,298

Total assets       23,014        4,097        -      27,111
                  -------        -----   ------      ------









                            Year ended December 31, 1996
                  -------------------------------------------
                  Guangdong      Hunan     Others    Total
                  ---------    --------   --------  ---------
                            (US dollars in thousands)

Revenue, net       $7,983       $1,228        -      $9,211

Income before
 income tax and
 minority interest       4,553          567        -       5,120

Total assets       22,671        6,428        -      29,099
                  -------        -----    ------  ---------


                            Year ended December 31, 1997
                  -------------------------------------------
                  Guangdong      Hunan     Others    Total
                  ---------    --------   --------  ---------
                            (US dollars in thousands)

Revenue, net       $9,525       $1,344    $1,669    $12,538

Income before
 income tax and
 minority interest       5,858          647       175      6,680

Total assets       28,590       14,436    12,928     55,954
                  -------       ------    ------  ---------


                  3 Months ended March 31, 1997 (unaudited)
                  -------------------------------------------
                  Guangdong      Hunan     Others    Total
                  ---------    --------   --------  ---------
                            (US dollars in thousands)

Revenue, net       $2,008         $308      $-       $2,316

Income before
 income tax and
 minority interest       1,096          129        (5)     1,220

Total assets       22,384        5,823       -       28,207
                  -------        -----    ------  ---------



                  3 Months ended March 31, 1998 (unaudited)
                  -------------------------------------------
                  Guangdong      Hunan     Others    Total
                  ---------    --------   --------  ---------
                            (US dollars in thousands)

Revenue, net       $2,920         $282    $1,959      5,161

Income before
 income tax and
 minority interest       1,737          155       815      2,707

Total assets       30,942       13,370    13,798     58,110
                  -------       ------    ------  ---------






































   Part II    INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses and costs expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this registration statement. Except for the SEC filing fee, all expenses have been estimated and are subject to future contingencies.

SEC registration fee . . . . . . . . . . . . . . . .$11,176.46

Legal fees and expenses  . . . . . . . . . . . . . .$200,000.00

Printing and engraving expenses. . . . . . . . . . .$5,000.00

Accounting fees and expenses . . . . . . . . . . . .$125,000.00

Blue sky fees and expenses . . . . . . . . . . . . .$1,000.00

Transfer agent and registrar fees and expenses . . .$15,000.00
                                                   ----------
  Total  . . . . . . . . . . . . . . . . . . . . . .$357,176.46
                                                   ==========



Item 14.  Indemnification of Directors and Officers.

   Article 6 of the Company's by-laws provide that the Company shall indemnify each person who is or was an officer or director of the corporation to the fullest extent permitted under section
145 of the Delaware General Corporation Law.

   In addition, Article Sixth of the Company's certificate of incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article Sixth does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to the Company or its shareholders, (ii) for acts of or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transactions from which the director derived an improper personal benefit.

   Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or a suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnify for such expenses despite such adjudication of liability.

   Section 102(b)(7) of the General Corporation Law of the
State of Delaware provides that a corporation may eliminate or limit the personal liability of a director of the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.


Item 15.     Recent Sales of Unregistered Securities

   In late 1997, Dawson Science Corporation ("Dawson") issued convertible notes to Yeung Ming-Sum, Neolite Neon Co. Pty. Ltd. and Yeung Shu-Kin in consideration for $2,000,000, $1,500,000 and $500,000, respectively, in private placements exempt from the registration requirements of the Securities Act of 1933 by virtue of section 4(2) of that Act.

   In early 1998, the Company issued 100 shares of Company
Common Stock to Wu Zhi Jian for nominal consideration in a private placement exempt from the registration requirements of the Securities Act of 1933 by virtue of section 4(2) of that Act. Those 100 shares were subsequently contributed to Dawson Science Corporation for nominal consideration. The 100 shares were subsequently converted into 7,596,936 shares pursuant to an amendment to the Company's certificate of incorporation.

   In February 1998, Dawson agreed to issue to R.I.P.
Consultants 30,000 shares of its common stock (which will be entitled to 7,500 shares of Company Common Stock by virtue of the Reorganization) in consideration for certain consulting services in a private placement exempt from the registration requirements of the Securities Act of 1933 by virtue of section 4(2) of that Act.

   In late March 1998, the convertible notes that were issued in late 1997 were converted into 2,660,309, 1,971,971 and 665,098 shares of Dawson common stock, respectively (which will be entitled to 665,077, 492,993 and 166,275 shares of Company Common Stock, respectively, by virtue of the Reorganization) in transactions exempt from the registration requirements of the Securities Act of 1933 by virtue of section 3(a)(9) of that Act.

   In May 1998, Dawson issued an aggregate of 825,000 shares of Dawson common stock and warrants to purchase, for $3.00 a share, an aggregate of 880,000 shares of Dawson common stock (which will be entitled, in the aggregate, to 206,250 shares of Company Common Stock and warrants to purchase, for $12.00 a share, an aggregate of 220,000 shares of Company Common Stock, respectively, by virtue of the Reorganization) to Super Fund Enterprise Ltd., AIM Fund Managers Ltd., Moon Poo Lew, Kitty Bing-kit Lew and Kam Sheik Yeung Tiu in private placements exempt from the registration requirements of the Securities Act of 1933 by virtue of section 4(2) of that Act.



Item 16.     Exhibits and Financial Statement Schedules

   (a)       Exhibits

   2.1       Agreement and Plan of Reorganization.*
   3.1       Certificate of Incorporation of the Company, as
             Amended.*
   3.2       By-Laws of the Company.*
   5.1       Opinion of Proskauer Rose LLP*
   8.1       Opinion of Proskauer Rose LLP*
   8.2       Opinion of Jun He Law Offices*
   10.1 Letter of Agreement, dated March 19, 1997 between Dawson Science Corporation and Shenzhen City Zhenghua Traffic and Transportation Main Company, Ltd.*
   10.2 Letter Agreement, dated June 27, 1997 between Dawson Science Corporation and Wharton Capital Partners Ltd.*
   10.3 Consulting Agreement, dated February 11, 1998 between Dawson Science Corporation and R.I.P. Consultants.**
   10.4 Contract for Chinese Foreign Equity Joint Venture, dated October 8, 1997 between Dawson Science Corporation and Wu Qui Mei (Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd.).*
   10.5 Regulations for Chinese Foreign Equity Joint Venture, dated October 8, 1997 between Dawson Science Corporation and Shenzhen Jinzhenghua Transport Industrial Development Co. Ltd.*
   10.6 Business Loan and Security Agreement, dated November 3, 1997 between Dawson Science Corporation and Yeung Ming-Sum.*
   10.7 Business Loan and Security Agreement, dated September 19, 1997 between Dawson Science Corporation and Yeung Shu-kin.*
   10.8 Business Loan and Security Agreement, dated September 30, 1997 between Dawson Science Corporation and Neolite Neon Co. Pty. Ltd.*
   10.9 Grid Promissory Note, dated July 3, 1997 payable to Wharton Capital Partners, Ltd.*
   10.10 Agreement, dated May 28, 1998 between Dawson Science Corporation, Integrated Transportation Network Group Inc. and R.I.P. Consultants.**
   21.1      List of Subsidiaries (incorporated by reference to
             Note 1 to the financial statements in the
             prospectus that is a part of this registration
             statement).
   23.1      Consent of BDO Binder.*
   23.2 Consent of Proskauer Rose LLP (to be included in opinions to be filed as exhibits 5.1 and 8.1).
   23.3 Consent of Jun He Law Offices (to be included in opinion to be filed as exhibit 8.2).
   24.1 Power of Attorney (set forth on signature page of this registration statement).
   27.1      Financial Data Schedule.**
_____________________
*  Filed herewith
** Filed with Amendment No. 2


   (b)  Financial Statement Schedules

   All financial statement schedules for the Company are omitted because either they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.  Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




                         SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of June, 1998.

                            By:    /s/ Andrew Lee
                                 ---------------------------
                                 Andrew Lee


   Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures             Title                    Date
----------             -----                    ----

  /s/ Wu Zhi Jian
----------------------
Wu Zhi Jian            Chairman of the Board,   June 29, 1998
                       Director (Principal
                       Executive Officer)

  /s/ Andrew Lee
----------------------
Andrew Lee             President and Director   June 29, 1998


  /s/ Willy Wu
----------------------
Willy Wu                    Executive Vice           June 29, 1998
                       President, Chief
                       Financial Officer
                       (Principal Accounting
                       Officer)

  /s/ Peng Jun*
----------------------
Peng Jun                    Executive Vice           June 29, 1998
                       President, Treasurer,
                       Director



  /s/  Zhang Li Wei*
----------------------
Zhang Li Wei           Director                 June 29, 1998

  /s/ Li Yong Yuan*
----------------------
Li Yong Yuan           Director                 June 29, 1998



                                     /s/ Andrew Lee       *
                                 ---------------------------
                                 Andrew Lee, Attorney-in-Fact


   * Original powers of attorney authorizing Andrew Lee and Wu
Zhi Jian, or either of them, to sign the Registration Statement and any amendments thereto on behalf of the above-named directors and officers of the Company have been previously filed.